Exhibit 3.4

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY PARTNERSHIP AGREEMENT

OF

DELPHI AUTOMOTIVE LLP

Dated as of February 27, 2012

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY PARTNERSHIP AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS LIMITED LIABILITY PARTNERSHIP AGREEMENT.

i

SCHEDULES AND EXHIBITS

Schedule of Members

Exhibit A — Class B Subscribers

Exhibit B — Transaction Documents

Exhibit C — LLP Policies

Exhibit D — Environmental Guidelines

Exhibit E — Form of Transfer Instrument

FIFTH AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP

AGREEMENT OF

DELPHI AUTOMOTIVE LLP

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY PARTNERSHIP AGREEMENT of Delphi Automotive LLP (f/k/a DIP Holdco LLP), a limited liability partnership incorporated under the laws of England and Wales on August 19, 2009 (the “LLP”), amends and restates that certain Amended and Restated Limited Liability Company Agreement of the LLP, dated October 6, 2009, and that certain Second Amended and Restated Limited Liability Partnership Agreement of the LLP, dated June 30, 2010 (the “Second Amended Agreement”), and that certain Third Amended and Restated Limited Liability Partnership Agreement of the LLP, dated April 26, 2011 (the “Third Amended Agreement”) and that certain Fourth Amended and Restated Limited Liability Partnership Agreement of the LLP, dated July 12, 2011 (as further amended heretofore, the “Fourth Amended Agreement”) and is made and entered into as of February 27, 2012 (the “Fifth Amended Agreement Effective Date”), by and among the Class B Holders and Class E-1 Holders who are Members on the date hereof and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act.

RECITALS:

A. The LLP was formed as a limited liability partnership pursuant to the Act, on August 19, 2009 with registered number OC348002.

B. On July 30, 2009, the United States Bankruptcy Court for the Southern District of New York approved a Modified Plan of Reorganization (the “Reorganization Plan”) for Delphi Corporation, a Delaware corporation (“Old Delphi”), in its proceedings under Chapter 11 of the Bankruptcy Code (Case No. 05-44481 (RDD)).

C. Old Delphi, DIP Holdco 3, LLC, a Delaware limited liability company (“DIP Holdco 3”), and certain other parties entered into a Master Disposition Agreement (as amended, the “MDA”) dated as of July 30, 2009 pursuant to which, among other things, Old Delphi proposed to sell to DIP Holdco 3 certain assets of Old Delphi and certain subsidiaries of Old Delphi, on the terms and subject to the conditions set forth in the MDA (the “Asset Purchase”).

D. DIP Holdco 3, General Motors Company (“General Motors”), a Delaware corporation, Elliott Associates, L.P. (“Elliott”), Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. entered into an Investment Commitment Agreement (the “Investment Commitment Agreement”), dated as of July 26, 2009, pursuant to which, among other things, General Motors subscribed for certain class A membership interests in DIP Holdco 3 and Elliott, Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. subscribed for certain class B membership interests in DIP Holdco 3 subject to the terms and conditions set forth in such agreement.

E. Pursuant to the Investment Commitment Agreement, Elliott, Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. assigned subscription rights to acquire certain class B membership interests in DIP Holdco 3 to certain other class B holders (the “Other Class B Holders”) listed on Exhibit A, subject to the terms and conditions set forth in such agreement.

F. General Motors caused the class C membership interests in DIP Holdco 3 to be issued to Pension Benefit Guaranty Corporation (“PBGC”) as partial consideration for PBGC’s agreements set forth in that certain Waiver and Release Agreement (the “Waiver and Release Agreement”), dated as of July 21, 2009, among General Motors, Motors Liquidation Company and PBGC.

G. It was intended that the existing membership arrangements in relation to DIP Holdco 3 be replicated in relation to the LLP and that the rights of DIP Holdco 3 pursuant to the Asset Purchase be assigned to the LLP.

H. In connection with the consummation of the Asset Purchase and the transactions contemplated by the Investment Commitment Agreement and the Waiver and Release Agreement, the parties hereto, General Motors and PBGC entered into that certain Amended and Restated Limited Liability Partnership Agreement, dated October 6, 2009 (the “Initial Effective Date”), which was amended and restated pursuant to the Second Amended Agreement, to set forth the terms for the issuance of the Membership Interests, and to set forth, inter alia, their understandings and agreements regarding the governance and certain operations of the LLP.

I. On March 31, 2011, the LLP entered into a Redemption Agreement with each of General Motors (the “Class A Redemption Agreement”) and PBGC (the “Class C Redemption Agreement”), pursuant to which, among other things, on March 31, 2011, the LLP redeemed all of the 1,750,000 class A membership interests held by General Motors and all of the 100,000 class C membership interests held by PBGC (collectively, the “Redemptions”).

J. In connection with the Redemptions, the LLP, DIP Holdco 5, Ltd., DIP Holdco 5, LLC, SPCP Group, LLC and SP Auto, Ltd. (collectively, the “Specified Holders”) entered into a Rights Modification Agreement, dated March 31, 2011, pursuant to which, among other things, each Specified Holder consented to the Redemptions (and the related debt incurrences) and provided certain other consents and agreements, including, subject to the terms and conditions of the Rights Modification Agreement, a waiver of rights granted to such Specified Holders, their subsidiaries or affiliates and the Class B Designee Managers (as defined in the Second Amended Agreement) pursuant to the Second Amended Agreement.

K. In connection with, and in order to reflect, the consummation of the Redemptions and the agreements of the Consenting Holders delivered pursuant to the Rights Modification Agreement, the parties amended and restated the Second Amended Agreement pursuant to the Third Amended Agreement.

L. In connection with, and in order to reflect, certain rights and obligations in connection with a potential initial public offering, the parties amended and restated the Third Amended Agreement pursuant to the Fourth Amended Agreement, which was further amended on October 28, 2011 and November 22, 2011.

M. In connection with, and in order to reflect, the consummation of the exchange of all of the LLP’s outstanding Class B and Class E-1 Membership Interests for ordinary shares of Delphi Automotive PLC, a company organized under the laws of Jersey (the “PLC”), such that the PLC and Delphi Automotive Holdings Limited, a limited liability company incorporated in England and Wales, are the sole Members of the LLP, and the initial public offering of the PLC’s ordinary shares (the “Initial Public Offering”), the parties wish to amend and restate the Fourth Amended Agreement, as further amended on October 28, 2011 and November 22, 2011, in its entirety, effective as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and agreements herein contained, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS; INTERPRETATIVE MATTERS

Section 1.1. Definitions. The following terms, as used herein, shall have the following meanings:

“Act” means the Limited Liability Partnership Act 2000 under the laws of England and Wales (as amended or replaced from time to time).

“Adjusted Capital Account Balance” means, with respect to any Member, the balance in such Member’s Capital Account after giving effect to the following adjustments:

(i)	debits to such Capital Account of the items described in Section 1.704-1(b)(2)(ii)(d)(4) through (6) of the Treasury Regulations; and

(ii)	credits to such Capital Account of such Member’s share of LLP Minimum Gain or Member Nonrecourse Debt Minimum Gain or any amount which such Member would be required to restore under this Agreement or otherwise.

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

“Additional Member” means any Person that has been admitted to the LLP as a Member after the Initial Effective Date pursuant to Section 3.2(b) and Article IX hereof by virtue of having received its Membership Interest from the LLP and not from any other Member.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, excluding any employee benefit plan or related trust.

“Agreement” means this Fifth Amended and Restated Limited Liability Partnership Agreement and those Exhibits and Schedules attached hereto, as it may be amended or restated from time to time.

“Antitrust Law” means any Law relating to the preservation of or restraint against competition in commercial activities, including the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Available Cash” means (i) all cash and cash equivalents on hand of the LLP from any source, less (ii) cash and cash equivalents reasonably reserved by the LLP or reasonably anticipated by the Managing Member to be required to fund the LLP’s operations and other needs.

“Business Competitor” shall mean any Person whose revenues, together with that of its Affiliates, from businesses directly competitive with the LLP during the preceding twelve months exceed $250 million.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in Detroit, Michigan or New York, New York are authorized or required to close.

“Capital Contributions” means any cash or cash equivalents or the Fair Market Value of other property that a Member contributes to the LLP with respect to any Membership Interests or other Equity Securities issued pursuant to Article III (net of any liabilities assumed by the LLP or to which such property is subject).

“Class B Holders” means Members which hold Class B Membership Interests.

“Class B Membership Interest” means a Membership Interest having the rights and obligations specified with respect to Class B Membership Interests in this Agreement.

“Class D Membership Interest” means a Membership Interest having the rights and obligations specified with respect to Class D Membership Interests in the Fourth Amended Agreement.

“Class E-1 Holders” means Members which hold Class E-1 Membership Interests.

“Class E-1 Membership Interest” means a Membership Interest having the rights and obligations specified with respect to Class E-1 Membership Interests in the Fourth Amended Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

“Companies Act 2006” means the UK Companies Act 2006, as it may be amended from time to time and any successor legislation thereto.

“Competitor” shall mean any Business Competitor or any Affiliate thereof other than a Financial Affiliate of a Business Competitor that derives less than 10% of its Value from one or more Business Competitors.

“Confidential Information” means, collectively, all documents and information that, in each case, is non-public, confidential or proprietary in nature concerning the LLP (including commercial information and information with respect to customers, suppliers, vendors and proprietary technologies or processes), the Members or their Affiliates that was or may in the future be furnished to the LLP, any Member or any of their respective Affiliates in connection with (i) the transactions leading up to and contemplated by this Agreement and the other Transaction Documents, including the terms hereof and thereof, or (ii) the operation and activities of the LLP; provided that any such information will not be Confidential Information if it is (A) otherwise available to the public through no action by such Member or Affiliate in violation of this Agreement or (B) otherwise in the rightful possession of such Member or Affiliate from any third Person having, to the knowledge of such Member or Affiliate after reasonable inquiry, no obligation of confidentiality with respect to such information to the other Members or the LLP or any of its Subsidiaries, as applicable.

“Control,” “Controlled” or “Controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the Managing Member, the majority of the members of the board of directors or a similar governing body of the first Person, or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction as reported for federal income tax purposes with respect to an asset for such year or other period, except that if the Tax Book Value of an asset differs from its adjusted basis for federal income tax purposes, Depreciation shall be an amount which bears the same ratio to such beginning Tax Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Tax Book Value using any reasonable method selected by the Managing Member.

“Designated Members” means such of the Members from time to time as shall be designated in accordance with the Agreement as designated members for the purposes of Section 8 of the Act.

“Distribution” means each distribution after the Initial Effective Date made by the LLP to a Member, whether in cash, property or securities of the LLP, pursuant to, or in respect of, Article V or Article X.

“Entity” means any general partnership, limited partnership, limited liability partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.

“Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability partnership interests, general or limited partnership interests or other share capital or equity interests, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability partnership interests, general or limited partnership interests or other share capital or equity interests or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability partnership interests, general or limited partnership interests, other share capital or equity interests or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability partnership interests, general or limited partnership interests, other share capital or equity interests or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization.

“Excess Nonrecourse Liability” means an “excess nonrecourse liability” within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” means (i) in reference to the LLP or Membership Interests, the fair market value for the LLP or such Membership Interests as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Managing Member, (ii) in reference to property or assets owned by the LLP, the fair market value of such property or assets as reasonably determined by the Managing Member, and (iii) in reference to property or assets other than the LLP, Membership Interests or properties or assets owned by the LLP (including any property or assets contributed to the LLP after the Initial Effective Date), the fair market value of such property or assets as reasonably determined by the Managing Member.

“Financial Affiliate” shall mean any bank, investment company, insurance company, pension, hedge or other investment fund or other financial institution that implements appropriate information screening procedures reasonably designed to prevent any director, officer or employee of its Affiliate Business Competitor from having access to information of the LLP made available to the Financial Affiliate on a confidential basis pursuant to the terms of this Agreement.

“Fiscal Quarter” means each fiscal quarter of the LLP and its Subsidiaries, ending on the last day of each of March, June, September and December of any Fiscal Year unless otherwise required by the Code or as otherwise determined by the Managing Member.

“Fiscal Year” means the fiscal year of the LLP and shall be the same as its taxable year, which shall be the year ending December 31 unless otherwise required by the Code or as otherwise determined by the Managing Member. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“FSMA” means the Financial Services and Markets Act 2000 under the laws of England and Wales (as amended or replaced from time to time).

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification or items and amounts.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the LLP or any of its Subsidiaries or any of the property or other assets of the LLP or any of its Subsidiaries.

“Holders” means the Class B Holders and the holders of any other Membership Interests hereinafter created by the Managing Member in accordance with the terms of this Agreement.

“Law” means any applicable law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity, including any Law relating to the protection of the environment.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the LLP or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute of any jurisdiction other than to reflect ownership by a third Person of property leased to the LLP or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“LLP Class B Interest” means, with respect to a particular Class B Holder at any time, the quotient expressed as a percentage obtained by dividing (i) the number of Class B Membership Interests held by such Class B Holder at such time, by (ii) the number of Class B Membership Interests held by all Class B Holders at such time, as adjusted from time to time pursuant to Article III and Article IX.

“LLP Minimum Gain” shall have the meaning set forth in Section l.704-2(b)(2) of the Treasury Regulations for “partnership minimum gain” and, as provided therein, shall generally be determined by computing, for each Nonrecourse Debt of the LLP, any Tax Book Profit that the LLP would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and then aggregating the separate amounts of Tax Book Profit so computed.

“Majority Class B Holders” means, at any time, the Class B Holders which hold a majority of the then-outstanding Class B Membership Interests.

“Member” means a Class B Holder and each other Person who is hereafter admitted as a Member of the LLP in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as such term is defined in the Act) of the LLP.

“Membership Interest” means, with respect to each Member, the class or classes of limited liability partnership interests of such Member, as set forth opposite such Member’s name on the Schedule of Members hereto from time to time, as amended from time to time (provided that the LLP’s failure to amend such Schedule of Members shall not affect or impair the rights or Membership Interest of any Member), including such Member’s share of the Tax Book Profits and Tax Book Losses of the LLP, and also the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The LLP may issue whole or fractional Membership Interests pursuant to the terms of this Agreement.

“Member Nonrecourse Debt” means any LLP liability to the extent such liability is nonrecourse for purposes of Section 1.1001-2 of the Treasury Regulations, and a Member (or related Person within the meaning of Section 1.752-4(b) of the Treasury Regulations) bears the economic risk of loss with respect to such liability under Section 1.752-2 of the Treasury Regulations.

“Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth in Section 1.704-2(i)(3) of the Treasury Regulations for “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704(2)(i)(1) and 1.704-2(i)(2) of the Treasury Regulations for “partner nonrecourse deductions.”

“Nonrecourse Debt” means any LLP liability to the extent that no Member or related Person bears the economic risk of loss for such liability under Section 1.752-2 of the Treasury Regulations.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(l) and 1.704-2(c)(1).

“Operator” means Noble Corporate Management Limited or its successor or replacement from time to time.

“Operator Agreement” means the agreement entered into on the Initial Effective Date between the LLP and the Operator pursuant to which the Operator was appointed to act as operator of the LLP, as may be amended, restated or replaced from time to time.

“Person” means any individual or Entity.

“Plan” means an compensatory equity incentive plan and any amendments thereto, including the general economic terms, vesting, eligibility, forfeiture, repurchase and other principal terms thereof.

“Pro rata Adjustment Event” shall mean, with respect to any class of Membership Interests, any split, reverse split or combination or similar pro rata recapitalization event affecting Membership Interests of such class.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, limited liability partnership, association, bank, savings bank, or other organization or business entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes under GAAP. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the LLP. Notwithstanding the foregoing, in no event shall the LLP be considered a “Subsidiary” of any Class B Holder for purposes of this Agreement.

“Substituted Member” means any Person that has been admitted to the LLP as a Member pursuant to Section 9.3 by virtue of such Person receiving all or a portion of a Membership Interest from a Member and not from the LLP.

“Tax Book Profit” and “Tax Book Loss” means, for each Fiscal Year, or other period, an amount equal to the LLP’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code; provided that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, with the following adjustments:

(i)	any income of the LLP that is exempt from federal income tax and not otherwise taken in account in computing Tax Book Profit or Tax Book Loss pursuant to this provision shall be added to such taxable income or loss;

(ii)	any expenditures of the LLP described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Tax Book Profit or Tax Book Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

(iii)	gain or loss resulting from any disposition of any asset of the LLP with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Tax Book Value of the asset disposed of as determined under Treasury Regulations Section 1.704-1(b)(2)(iv), notwithstanding that the adjusted tax basis of such asset may differ from such Tax Book Value;

(iv)	in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken in account Depreciation for such Fiscal Year, computed as provided in this Agreement, and

(v)	in the event the Tax Book Value of any LLP asset is adjusted to reflect the Fair Market Value of such asset in accordance with the last sentence of the definition of “Tax Book Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Tax Book Profit or Tax Book Loss.

If the LLP’s taxable income or loss for such Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be LLP’s Tax Book Profit for such Fiscal Year, and, if a negative amount, such amount shall be the LLP’s Tax Book Loss for such Fiscal Year.

“Tax Book Value” of an asset means, as of any particular date, the value at which the asset is properly reflected on the books and records of the LLP as of such date in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations as follows:

(i)	The initial Tax Book Value of each asset shall be its cost, unless such asset was contributed to the LLP by a Member, in which case the initial Tax Book Value shall be the Fair Market Value for such asset determined by the Managing Member, and, in each case, such Tax Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which LLP is entitled for federal income tax purposes with-respect thereto.

(ii)	At the discretion of the Managing Member, the Tax Book Values of all LLP assets shall be adjusted to equal their respective Fair Market Values, as reasonably determined by the Managing Member, as of the following times:

(A)	the acquisition of an additional interest in the LLP by any new or existing Member in exchange for more than a de minimis additional Capital Contribution;

(B)	the Distribution by the LLP to a Member of more than a de minimis amount of the LLP assets, including money, if, as a result of such Distribution, such Member’s interest in the LLP is reduced;

(C)	the liquidation of the LLP within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(g); and

(D)	at any other time, as permitted by the Treasury Regulations.

“Third Amended Agreement Effective Date” means April 26, 2011.

“Transaction Documents” means the agreements and other documents set forth on Exhibit B.

“Transfer” means any sale, transfer, assignment, pledge, encumbrance, exchange, or other disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of Law). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code.

“Value” shall mean: (i) for hedge funds, investment companies or pension or other funds, its net asset value, (ii) for public companies (that are not otherwise included in the preceding subclause (i)), its equity value based on the most recent trading price and (iii) for other companies, its book value as of the date of its most recent balance sheet.

Section 1.2. Cross-References. In addition to the terms set forth in Section 1.1, the following terms are defined in the text of this Agreement in the locations specified below:

Term	Cross-Reference

Agents	Section 13.1
Applicable Distribution Percentage	Section 5.1
Asset Purchase	Recitals
Assumed Tax Rate	Section 5.5
Capital Account	Section 3.5
Chief Executive Officer	Section 8.13(c)(i)
Chief Financial Officer	Section 8.13(c)(iii)
Class A Redemption Agreement	Recitals
Class C Redemption Agreement	Recitals
Commencement Date	Section 14.14(b)
DIP Holdco 3	Recitals
Early Release Date	Section 14.14(a)
Elliott	Recitals
Equity Amount	Section 14.1
Fifth Amended Agreement Effective Date	Preamble
Fourth Amended Agreement	Preamble
General Motors	Recitals
Indemnified Persons	Section 11.1(a)
Initial Effective Date	Recitals
Initial Public Offering	Preamble
Insolvency Act	Section 7.11(b)
Investment Commitment Agreement	Recitals
IRS	Section 4.3(a)(ii)

Issuer Shares	Section 14.14(a)
Lead Underwriters	Section 14.14(a)
LLP	Preamble
Lock-Up Period	Section 14.14(a)
Managing Member	Section 8.1(a)
MDA	Recitals
Officers	Section 8.13(a)
Old Delphi	Recitals
Other Class B Holders	Recitals
PBGC	Recitals
PLC	Preamble
President	Section 8.13(c)(ii)
Proceeding	Section 11.1(a)
Public Offering Date	Section 14.14(a)
Redemptions	Recitals
Regulatory Allocations	Section 6.14
Reorganization Plan	Recitals
Rights Modification Agreement	Recitals
Second Amended Agreement	Recitals
Secretary	Section 8.13(c)(iv)
Specified Holders	Recitals
Tax Distribution	Section 5.5
Tax Matters Member	Section 4.3(a)
Third Amended Agreement	Preamble
Voting Power	Section 7.7(a)

Section 1.3. Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the heirs, executors, administrators, legal representatives, successors and permitted assigns of such Person where the context so permits;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” mean the lawful currency of the United States of America;

(k) references to any agreement, contract, guideline, exhibit or schedule, unless otherwise stated, are to such agreement, contract, guideline, exhibit or schedule as amended, amended and restated, replaced, substituted, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l) references to any Law or a particular provision of any Law, unless otherwise stated, are to such Law and any successor Law or to such provision of Law and the corresponding provision in any successor Law, as applicable.

ARTICLE II.

ORGANIZATIONAL MATTERS; GENERAL PROVISIONS

Section 2.1. Formation.

(a) The LLP was incorporated as a limited liability partnership under the Act on August 19, 2009 with registered number OC348002. The Members agree to continue the LLP as a limited liability partnership under the Act, upon the terms and subject to the conditions set forth in this Agreement.

(b) The rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. To the extent that the rights, powers, duties, obligations and liabilities of any Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2. Name; Office; Registered Office.

(a) The name of the LLP is Delphi Automotive LLP. The Managing Member may change the name of the LLP at any time and from time to time. Prompt notification of any such change shall be given to all Members.

(b) The LLP’s registered office shall be located at Royal London House, 22/25 Finsbury Square, London, United Kingdom, EC2A 1DX or such other location in the England or Wales as the Managing Member shall designate from time to time in the manner provided by Law and the LLP shall maintain records at such place. The LLP may maintain other offices at such other place or places as the Managing Member deems advisable. Prompt notice of any change in the registered office shall be given to all Members.

Section 2.3. Purposes; Powers.

(a) The nature of the business or purposes to be conducted or promoted by the LLP is to (x) operate and maximize the value of the business of the LLP acquired pursuant to the MDA as a vibrant, independent enterprise positioned for long term success and (y) engage in any lawful act or activity for which limited liability partnerships may be organized under the Act. The LLP may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the LLP to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability partnership organized under the Laws of England and Wales.

(b) Subject to the provisions of this Agreement and except as prohibited by Law, (i) the LLP may, with the approval of the Managing Member, enter into, deliver and perform any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever, all without any further act, vote or approval of any Member, and (ii) the Managing Member may, pursuant to Section 8.12, authorize (including by general delegated authority) any Person (including the Managing Member and any Member or Officer) to enter into, deliver and perform on behalf of the LLP any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever.

(c) Subject to the other provisions of this Agreement, the LLP shall do all things necessary to maintain its existence separate and apart from each Member and any Affiliate of any Member, including maintaining its books and records on a current basis separate from that of any Affiliate of the LLP or any other Person.

(d) Notwithstanding anything to the contrary contained herein, the LLP shall take any and all actions, including by omission to act, necessary to prevent the LLP or any of its Members from having, or being deemed to have, any income effectively connected with the conduct of a trade or business within the United States (including through the holding of any investment in U.S. real property interests, within the meaning of Section 897 of the Code).

Section 2.4. Duration. The period of the LLP’s duration commenced on its incorporation on August 19, 2009 and shall continue in full force and effect in perpetuity; provided that LLP may be dissolved and wound up in accordance with the provisions of this Agreement and the Act.

Section 2.5. No State Law Partnership. The Members intend that the LLP shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Managing Member or Officer shall be a partner or joint venturer of any other Member, Managing Member or Officer by virtue of this Agreement, for any purposes other than as is set forth in Section 2.7, and this Agreement shall not be construed to the contrary.

Section 2.6. Filings; Qualification in Other Jurisdictions. The LLP shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Managing Member’s view, appropriate for filing under the Act, and the LLP shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the LLP may have established, or after the Initial Effective Date may establish, a place of business. The Managing Member may cause the LLP to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the LLP transacts business where the LLP is not currently so qualified, formed or registered. The Managing Member or any Officer, acting individually as an authorized person within the meaning of the Act, shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the LLP to accomplish the foregoing. The Managing Member may appoint any other authorized persons to execute, deliver and file any such documents.

Section 2.7. Income Tax Classification. The Members intend that the LLP be classified as a partnership for United States federal, state and local income tax purposes and the Members shall not elect pursuant to Treasury Regulation § 301.7701-3 to treat the LLP otherwise. Each Member and the LLP shall file all tax returns in a manner consistent with such classification and shall take no tax reporting position inconsistent with that classification.

ARTICLE III.

CAPITALIZATION; MEMBERSHIP INTERESTS

Section 3.1. Membership Interests; Initial Capitalization; Initial Capital Accounts.

(a) Prior to the Fifth Amended Agreement Effective Date, the LLP had three authorized classes of Membership Interests, including 354,500 Class B Membership Interests, 15 Class D Membership Interests and 24,000 Class E-1 Membership Interests. Immediately upon the Fifth Amended Agreement Effective Date, all Class D Membership Interests are cancelled, and each Class E-1 Membership Interest is automatically converted into a Class B Membership Interest. Following such effective date, the LLP shall have one authorized class of Membership Interests, consisting of 378,500 Class B Membership Interests. A Membership Interest shall for all purposes be personal property. For purposes of this Agreement, Membership Interests held by the LLP or any of its Subsidiaries shall be deemed not to be outstanding. The LLP may issue fractional Membership Interests pursuant to the terms of this Agreement, and all Membership Interests shall be rounded to the fourth decimal place.

(b) Upon the execution and delivery of the Amended and Restated Limited Liability Company Agreement of the LLP, dated October 6, 2009, each of the Persons named as a Member on the Schedule of Members as of the Initial Effective Date was admitted as a Member of the LLP, with the type and number of Membership Interests set forth on the Schedule of Members at such time, with effect as of the Initial Effective Date. The LLP shall update the Schedule of Members to reflect any changes in the Members and the Membership Interests of the Members after the Initial Effective Date in accordance with the terms of this Agreement (provided that the LLP’s failure to amend such Schedule of Members shall not affect or impair the rights or Membership Interest of any Member). The initial Capital Account balance of each Member shall be deemed to be the amount set forth opposite its name on the Schedule of Members as of the Initial Effective Date.

Section 3.2. Authorization and Issuance of Additional Membership Interests.

(a) The Managing Member shall have the right to cause the LLP to issue and/or create and issue at any time after the Initial Effective Date, and for such amount and form of consideration as the Managing Member may reasonably determine, subject to the provisions of this Agreement, additional Membership Interests (of existing classes or new classes) or other Equity Securities of the LLP (including creating additional classes or series thereof having such powers, designations, preferences and rights as may be determined by the Managing Member). In connection with the foregoing, subject to the provisions of this Agreement, including Sections 3.2(c) and 14.1, as applicable, the Managing Member shall have the power to make such amendments to this Agreement in order to provide for such additional Membership Interests, and such powers, designations and preferences and rights as the Managing Member in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance.

(b) The Managing Member shall have the right to admit Additional Members. A Person may be admitted to the LLP as an Additional Member upon furnishing to the Managing Member (i) a joinder agreement pursuant to which such Person agrees to be bound by all of the terms and conditions of this Agreement, and (ii) such other documents or instruments as the Managing Member may reasonably determine to be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other similar documents as the Managing Member may reasonably deem appropriate), which joinder agreement, documents and instruments shall be in form and substance reasonably satisfactory to the Managing Member. Such admission shall become effective on the date on which the Managing Member determines that the foregoing conditions and the conditions set forth in Article IX have been satisfied and when any such admission is shown on the books and records of the LLP. Upon the admission of an Additional Member, the Schedule of Members shall be amended to reflect the name, notice address, Membership Interests and other interests in the LLP, Capital Contributions and initial Capital Account balance of such Additional Member.

(c) Any Plan and any amendments thereto shall require the approval of the Managing Member. In addition, any grant or issuance of Membership Interests or Equity Securities of the LLP under any Plan, including the specific terms thereof in accordance with such Plan, as applicable, shall require the approval of the Managing Member.

Section 3.3. Application of Article 8 of the Uniform Commercial Code. Each Membership Interest shall constitute a “security” within the meaning of and shall be governed by (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

Section 3.4. Certification of Membership Interests. (a) Membership Interests shall be issued in non-certificated form; provided that the Managing Member may cause the LLP to issue certificates to a Member representing the Membership Interests held by such Member. If any Membership Interest certificate is issued, then such certificate shall bear a legend substantially in the following form:

This certificate evidences a [Class      Membership Interest] representing an interest in Delphi Automotive LLP and shall constitute a “security” within the meaning of and shall be governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

The Membership Interest in Delphi Automotive LLP represented by this certificate is subject to restrictions on transfer set forth in the Fifth Amended and Restated Limited Liability Partnership Agreement in relation to Delphi Automotive LLP, dated as of February 27, 2012, by and among the members from time to time party thereto, as the same may be amended or replaced from time to time.

The Membership Interest in Delphi Automotive LLP represented by this certificate has not been registered under the United States Securities Act of 1933, as amended, or under any other applicable securities laws. Such Membership Interest may not be sold, assigned, pledged or otherwise disposed of at any time without effective registration under such act and laws or, in each case, exemption therefrom.

(b) In addition, at any time the LLP is able to make available such information necessary to permit sales of Membership Interests pursuant to Rule 144A under the Securities Act, then any issued certificate shall also bear a legend substantially in the following form:

The holder of the Membership Interests represented by this certificate by its acceptance hereof (1) represents that (a) it is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (b) it is not a U.S. Person and is acquiring this Membership Interest in an “offshore transaction” pursuant to Rule 903 or 904 of Regulation S, (2) agrees that it will not sell or otherwise transfer this Membership Interest except (a)(i) to a person who the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the

Securities Act acquiring for its own account or for the account of a qualified institutional buyer in a transaction complying with Rule 144A, (ii) in an offshore transaction complying with the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, or (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or otherwise, and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions, and (3) agrees that it will give to each person to whom this security is transferred a notice substantially to the effect of this legend. As used herein, the terms “offshore transaction,” “United States” and “U.S. person” have the respective meanings given to them by Regulation S under the Securities Act.

Section 3.5. Capital Accounts. The LLP shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations. Subject to the foregoing:

(a) each Member’s Capital Account shall be increased by the amount of cash and the Fair Market Value of the property actually contributed by such Member to the LLP, such Member’s allocable share, if any, of any Tax Book Profits of the LLP, and the amount of any LLP liabilities assumed by such Member or which are secured by any property distributed to such Member;

(b) each Member’s Capital Account shall be decreased by the amount of cash and the Fair Market Value of any LLP property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocable share, if any, of any Tax Book Losses of the LLP, and the amount of any liabilities of such Member assumed by the LLP or which are secured by any property contributed by such Member to the LLP;

(c) the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations;

(d) no interest shall be paid by the LLP on Capital Contributions or on balances in Capital Accounts;

(e) a Member shall not be entitled to withdraw any part of its Capital Account or to receive any Distributions from the LLP, except as expressly provided herein; and

(f) no loan made to the LLP by any Member shall constitute a Capital Contribution to the LLP for any purpose. The amount of any loan shall be a debt of the LLP to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loan is made; and except as required by the Act, no Member shall have any liability for the return of the Capital Contributions of any other Member.

Section 3.6. No Right of Partition. All property of the LLP, whether tangible or intangible, shall be deemed to be owned by the LLP as an entity. No Member shall have any interest in specific LLP property solely by reason of being a Member. Except as specifically contemplated by this Agreement, any other Transaction Document or any other written agreement between the LLP and any Member, no Member shall (a) have the right to seek or obtain partition by court decree or operation of Law of any property of the LLP or any of its Subsidiaries, (b) have the right to own or use particular or individual assets of the LLP or any of its Subsidiaries, or (c) be entitled to distributions of specific assets of the LLP or any of its Subsidiaries.

Section 3.7. Additional Capital Contributions and Financing. No Member shall be required to make any additional Capital Contribution to the LLP in respect of the Membership Interests then held by such Member (in its capacity as such) or to provide any additional financing to the LLP; provided that a Member may make additional Capital Contributions or provide additional financing to the LLP if approved by the Managing Member and otherwise made in accordance with the applicable provisions of this Agreement. The provisions of this Section 3.7 are intended solely for the benefit of the Members in their capacity as Members, and, to the fullest extent permitted by Law, shall not be construed as conferring any benefit upon any creditor (including a Member in its capacity as a creditor) of the LLP (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the LLP to make any additional Capital Contributions or to provide any additional financing or to cause the Managing Member or any other Member to consent to the making of additional Capital Contributions or to the provision of additional financing.

ARTICLE IV.

SCHEDULE OF MEMBERS; BOOKS AND RECORDS

Section 4.1. Schedule of Members. The LLP shall maintain and keep at its registered office the Schedule of Members on which it shall set forth the name and notice address of each Member, the aggregate number of Membership Interests of each class and the aggregate amount of cash Capital Contributions that have been made by such Member at any time, and the Fair Market Value of any property other than cash contributed by such Member with respect to the Membership Interests (including, if applicable, a description and the amount of any liability assumed by the LLP or to which contributed property is subject).

Section 4.2. Books and Records; Other Documents.

(a) The LLP shall keep, or cause to be kept, (i) complete and accurate books and records of account of the LLP, (ii) minutes of the proceedings of meetings of any class of Members and the Managing Member (in its capacity as such), and (iii) a current list of the Managing Member and Officers and their notice addresses. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being accurately and completely converted into written form within a reasonable time. The books of the LLP (other than books required to maintain Capital Accounts) shall be kept on the accrual basis of accounting, and otherwise in accordance with GAAP, and shall at all times be maintained or made available at the registered office of the LLP. The LLP shall, and shall cause its Subsidiaries to, (A) make and keep financial records in reasonable detail that accurately and fairly reflect all financial transactions and dispositions of the assets of the LLP and its

Subsidiaries and (B) maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with authorization by the Person in charge and are recorded so as to provide proper financial statements and maintain accountability for assets and (2) safeguards are established to prevent unauthorized Persons from having access to the assets, including the performance of periodic physical inventories.

(b) At all times the LLP shall maintain at its registered office a current list of the name and notice address of each Member, a copy of the Certificate of Incorporation, including any amendments thereto, copies of this Agreement and all amendments hereto, and all other records required to be maintained pursuant to the Act.

(c) The LLP also shall maintain at all times, at its registered office, copies of the LLP’s United Kingdom and United States of America federal, state, local and foreign income tax returns and reports, if any, and all financial statements of the LLP for all years ending after the Initial Effective Date; provided, however, that the LLP shall not be required to maintain copies of income tax returns and reports, if any, and any financial statements of the LLP for any year with respect to which each Member has notified LLP in writing that such Member’s tax year has been closed.

(d) Without prejudice to any obligation under this Agreement to keep books and records and to prepare financial statements under GAAP, the LLP shall keep all such books and records and prepare all such accounts in accordance with such accounting principles and practices as may be required by the Act and the Companies Act 2006 and to the extent required by the Act and the Companies Act 2006 shall procure that such accounts are audited and filed with the Registrar of Companies at Companies House in England and Wales. Such books, records and accounts shall be prepared audited and filed only for the purpose of the LLP complying with Law and where there is any inconsistency between those books, records and accounts and those kept or prepared under the other provisions of this Agreement, those others shall prevail.

(e) The audited accounts of the LLP together with the related auditors report shall be distributed to all Members as required by the Companies Act 2006.

(f) A Designated Member shall sign the annual accounts of the LLP and file them with the Registrar of Companies in accordance with the Companies Act 2006. Notwithstanding any other provision of this Agreement, the audited accounts of the LLP shall be approved on behalf of each Member by the Managing Member, such approval to be binding on all Members.

(g) The LLP shall prepare and deliver to each Class B Holder that owns at least one percent (1.0%) of the then outstanding Class B Membership Interests:

(i) Within (x) 180 days after the end of the Fiscal Year ended December 31, 2009 and (y) 120 days after the end of each Fiscal Year thereafter, financial information regarding the LLP and its Subsidiaries consisting of consolidated balance sheets of the LLP and its Subsidiaries as of the end of such Fiscal Year and related statements of income and cash flows of the LLP and its Subsidiaries for such Fiscal Year (or in the case of the Fiscal Year ending December 31, 2009, that portion of such Fiscal Year from the Initial Effective Date through the end of such Fiscal Year), all prepared in conformity with GAAP and accompanied by the opinion of independent public accountants of recognized national standing selected by the LLP; and

(ii) Within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, in the case of quarterly reports delivered from the Initial Effective Date through December 31, 2009, 105 days), financial information regarding the LLP and its Subsidiaries consisting of consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year (provided that such comparison to the corresponding period in the prior year shall not be required until the first quarterly report delivered after the first anniversary of the Initial Effective Date if the LLP determines in its good faith discretion that it is impracticable to prepare such comparison prior to such date).

In addition, subject to Section 4.2(i), the LLP shall make available all information set forth in subclauses (i) and (ii) above to all Members, including by posting such information to a protected website to which all Members are provided access.

(h) The LLP covenants and agrees that it will use its commercially reasonable efforts to make available such information necessary to Holders and potential transferees thereof (subject to reasonable confidentiality restrictions imposed from time to time by the Managing Member) to permit sales of Membership Interests pursuant to Rule 144A under the Securities Act.

(i) The LLP shall provide each Holder of 5% or more of the Class B Membership Interests, and their representatives or designees, (x) reasonable access, upon reasonable notice and during normal business hours, to all of the facilities, properties, books and records of the LLP, (y) make the officers, employees and representatives of the LLP, and the LLP’s independent public accountants, available to such Holders and their representatives, upon reasonable notice and during normal business hours, and (z) furnish such Holders and their representatives with any and all information concerning the LLP that is reasonably available to the LLP, or that the LLP can produce using reasonable efforts but without incurring any material additional expense; provided, however, that all such Holders as a group shall have the right to access the LLP’s facilities, properties, books and records, personnel and representatives no more than one time during any fiscal quarter; provided further, however, that to the extent that any such Holder is a competitor of the LLP (as determined by the Managing Member in their discretion without regard to the definition of “Competitor” under Section 1.1), the LLP shall be permitted to withhold competitively sensitive information. In order to facilitate such quarterly limitation, the LLP shall promptly distribute to all Holders entitled to access hereunder notice of any request of access by any such Holder and such Holders shall have five (5) Business Days to respond to the LLP that such Holder desires to receive the requested information or participate in any meeting so requested.

Section 4.3. Certain Tax Matters.

(a) Pursuant to Section 6231(a) of the Code, or any subsequent similar provision, the Managing Member shall appoint on an annual basis by a resolution executed by it, the LLP’s “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall have the following rights and responsibilities:

(i) The Tax Matters Member shall take such action as may be necessary to cause each of the other Members to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

(ii) The Tax Matters Member is authorized to represent the LLP before the Internal Revenue Service (“IRS”) and any other taxing authority with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Managing Member deems necessary or advisable.

(iii) The Tax Matters Member shall promptly inform each Holder of 5% or more of the Class B Membership Interests of all significant matters that may come to its attention in its capacity as the Tax Matters Member and shall forward to such Holders copies of all significant written communications it may receive or submit in such capacity, including any written adjustment by any taxing authority which would affect such Members’ liability for taxes. The Tax Matters Member agrees to consult with such Class B Holders in good faith with respect to any written notice of any inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority, and the Tax Matters Member will not settle or otherwise compromise any material tax issue with respect to the LLP without the prior written consent of a majority of the Class B Holders that received the information in accordance with this Section, which consent shall not be unreasonably withheld or delayed.

(b) Promptly following the written request of the Tax Matters Member, the LLP shall, to the fullest extent permitted by Law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, incurred in connection with any administrative or judicial proceeding with respect to the tax liability of (i) the LLP and/or (ii) the Members in connection with the operations of the LLP.

(c) The LLP shall prepare or cause to be prepared the United States federal, state, local, foreign and any other required tax returns of the LLP and shall file or cause to be filed such returns on a timely basis.

(d) The LLP shall transmit copies of the United States federal tax returns referenced in Section 4.3(c) to each Holder of 5% or more of the Class B Membership Interests on or before forty-five (45) calendar days before the due date of each such return, including any valid extensions thereto. The LLP shall not cause any such tax return to be filed unless a majority of the Class B Holders that received information in accordance with this Section have consented to its filing (with a failure to respond within thirty calendar days after receipt being deemed consent); provided, however, that, if a majority of the Class B Holders that received information in accordance with this Section do not consent to the filing of any tax return at least fifteen calendar days before the due date, then the LLP (A) shall promptly notify the Class B Holders that received information in accordance with this Section of the disputed issues; and (B) may file such return after making a good faith effort to incorporate in such return any comments previously received from a majority of the Class B Holders that received information in accordance with this Section.

(e) To the extent appropriate, the Holders of 5% or more of the Class B Membership Interests shall be consulted in connection with the preparation and filing of tax returns contemplated by this Section 4.3.

Section 4.4. [Reserved.]

Section 4.5. LLP Policies. At the first meeting of the then board of managers of the LLP after the Initial Effective Date, the Members caused such board of managers (a) to reconfirm the policies, standards and procedures relating to the LLP and its Subsidiaries set forth on Exhibit C and (b) to adopt or reconfirm, as applicable, the environmental guidelines set forth on Exhibit D. It is the intent of the parties hereto that the LLP and its Subsidiaries operate in compliance with all Laws.

ARTICLE V.

DISTRIBUTIONS

Section 5.1. Distributions of Available Cash. Subject to the Act, and except as set forth in this Article V, all Available Cash (and, in the case of the winding up of the LLP, subject to Section 10.2) available for distribution to the Members may be distributed to the extent approved by the Managing Member, in accordance with the applicable provisions of this Article V, ratably among the Class B Holders determined as of, and based on the LLP Class B Interest of such Class B Holders as of, either (A) immediately prior to such Distribution or, if applicable, (B) on the record date set by the Managing Member pursuant to Section 7.9 with respect to such Distribution.

Section 5.2. Successors. For purposes of determining the amount of Distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Membership Interests.

Section 5.3. Distributions of Assets other than Cash. With the consent of the Majority Class B Holders, subject to the Act, the LLP shall be permitted to distribute property consisting of assets other than cash to the Members in accordance with Section 5.1 and the other provisions of this Agreement; provided that no such consent shall be required in connection with any distribution in-kind pursuant to Section 10.2. Any property distributed pursuant to Section 5.3 shall be valued at Fair Market Value.

Section 5.4. [Reserved.]

Section 5.5. Tax Distributions. Notwithstanding Section 5.7, if there is Available Cash, such Available Cash shall be distributed (a “Tax Distribution”) in an amount sufficient to enable the Holders to pay projected tax liabilities attributable to allocations of Tax Book Profits and Tax Book Losses by the LLP using an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a corporation resident in New York, New York (the “Assumed Tax Rate”), assuming that taxable income or loss is equivalent to Tax Book Profits or Tax Book Losses, and assuming that such Holder does not have any items of income, gain, loss, deductions or credits other than those attributable to its Membership Interests. Tax Distributions shall be made to each Holder within 10 days prior to April 15, June 15, September 15 and December 15 of each year based upon the determination by the Managing Member of the excess of (x) the product of (i) the amount of Tax Book Profits, if any, allocated to such Holder for the period beginning on January 1 of such year and ending on March 31, May 31, August 31 and November 30 as if each such period were a taxable year and (ii) the Assumed Tax Rate over (y) Tax Distributions previously made to such Holder with respect to any prior period within the same taxable year. Any Tax Distribution shall be treated as an advance of amounts otherwise distributable to such Holder pursuant to Section 5.1 such that, in determining a Holder’s right to distributions pursuant to Section 5.1, distributions received by such Holder pursuant to this Section 5.5 shall be taken into account as if received pursuant to Section 5.1.

Section 5.6. Payments Pursuant to the Master Disposition Agreement. In accordance with Section 3.2.3 of the MDA, if the Asset Purchase is consummated pursuant to the Plan of Reorganization, once an aggregate of $7,200,000,000 has been paid as Distributions to the Holders pursuant to this Agreement, the LLP shall pay an amount equal to $32.5 to a disbursement agent on behalf of the unsecured creditors of Old Delphi for every $67.5 in excess of such $7,200,000,000 that is distributed to the Holders pursuant to Section 5.1, up to a maximum amount of $300,000,000.

Section 5.7. Certain Offsets. Each Class B Holder acknowledges and agrees that to the extent that the LLP makes any payment or incurs liabilities and expenses pursuant to Section 4(f)(i) of the Investment Commitment Agreement, such amounts shall be withheld from Distributions otherwise payable to the Class B Holders under Section 5.1 and available to the LLP for general corporate purposes. Any amounts withheld shall be deemed distributed to the Class B Holders for the purposes of Section 5.1.

ARTICLE VI.

ALLOCATIONS

Section 6.1. Allocations of Tax Book Profits and Tax Book Losses. Except as otherwise provided by this Article VI, the Tax Book Profit and Tax Book Loss of the LLP for each Fiscal Year (or portion thereof) shall be determined as of the end of each such Fiscal Year (or portion thereof). For each Fiscal Year of the LLP, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to this Article VI with respect to such Fiscal Year, all Tax Book Profits and Tax Book Losses (other than Tax Book Profits and Tax Book Losses specially allocated pursuant to Section 6.5 through Section 6.14) shall be allocated to the Holders’ Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Holder (which have either a positive or negative balance) shall be equal to the amount which would be distributed to such Holder, determined as if the LLP were to liquidate all of its assets for the Tax Book Value thereof and distribute the proceeds thereof pursuant to Section 10.2.

Section 6.2. Allocations for Tax Purposes. Except as otherwise provided herein, any allocation to a Holder for a Fiscal Year or other period of a portion of the Tax Book Profit or Tax Book Loss, or of a specially allocated item, shall be determined to be an allocation to such Holder of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case maybe, as is earned, realized or available by or to the LLP for federal tax purposes.

Section 6.3. Certain Accounting Matters. For purposes of determining Tax Book Profit, Tax Book Loss or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis, as determined by the Managing Member using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

Section 6.4. Section 704(c) Allocations.

(a) In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the LLP shall, solely for income tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of such property to the LLP for federal income tax purposes and its Fair Market Value at the time of contribution.

(b) In the event that the Tax Book Value of any LLP asset is subsequently adjusted in accordance with the last sentence of the definition of Tax Book Value, any allocation of income, gain, loss and deduction with respect to such asset shall thereafter take account of any variation between the adjusted tax basis of the asset to the LLP and its Tax Book Value in the same manner as under Section 704(c) of the Code and any Treasury Regulations promulgated thereunder. Any elections or other decisions relating to such allocations shall be made by the Managing Member in a manner that reasonably reflects the purpose and intention of this Agreement.

(c) Allocations pursuant to this Section 6.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Holder’s Capital Account or share of Tax Book Profit, Tax Book Loss or Distributions pursuant to any provision of this Agreement.

Section 6.5. Qualified Income Offset. If any Member receives an unexpected adjustment, allocation or Distribution described in Section 1.704-l(b)(2)(ii)(d)(4) through (6) of the Treasury Regulations in any Fiscal Year or other period which would cause such Member to have a deficit Adjusted Capital Account Balance as of the end of such Fiscal Year or other period, items of LLP taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Member’s Adjusted Capital Account Balance as quickly as possible. This Section 6.5 is intended to comply with the qualified income offset provision in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

Section 6.6. Gross Income Allocation. If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any Fiscal Year or other period, items of Company taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” shall be specially allocated to such Member so as to eliminate such deficit as quickly as possible.

Section 6.7. LLP Minimum Gain Chargeback. If there is a net decrease in LLP Minimum Gain during a Fiscal Year or other period, each Member shall be allocated items of the LLP taxable income and gain as adjusted pursuant to the definition of “Tax Book Profit” for such Fiscal Year or other period (and, if necessary, for subsequent Fiscal Years or periods) in proportion to, and to the extent of, such Member’s share of such net decrease, except to the extent such allocation would not be required by Section 1.704-2(f) of the Treasury Regulations. The amounts referred to in this Section 6.7, and the items to be so allocated shall be determined in accordance with Section 1.704-2 of the Treasury Regulations. This Section 6.7 is intended to constitute a “minimum gain chargeback” provision as described in Section 1.704-2(f) or 1.704-2(j)(2) of the Treasury Regulations and shall be interpreted consistently therewith.

Section 6.8. Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during a Fiscal Year or other period, then each Member shall be allocated items of the LLP income or gain equal to such Member’s share of such net decrease, except to the extent such allocation would not be required under Section l.704-2(i)(4) or l.704-2(j)(2) of the Treasury Regulations. The amounts referred to in this Section 6.8 and the items to be so allocated shall be determined in accordance with Section 1.704-2 of the Treasury Regulations. This Section 6.8 is intended to comply with the minimum gain chargeback requirement contained in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

Section 6.9. Limitations on Tax Book Loss Allocations. With respect to any Member, notwithstanding the provisions of Section 6.1, the amount of Tax Book Loss for any Fiscal Year or other period that would otherwise be allocated to a Member shall not cause or increase a deficit Adjusted Capital Account Balance. Any Tax Book Loss in excess of the limitation set forth in this Section 6.9 shall be allocated among the remaining Members, pro rata based on their respective positive Capital Account balances, to the extent such allocations would not cause such remaining Members to have a deficit Adjusted Capital Account Balance.

Section 6.10. Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(l) of the Treasury Regulations.

Section 6.11. Nonrecourse Deductions. Nonrecourse Deductions, other than Member Nonrecourse Deductions, for any Fiscal Year shall be allocated to the Members pro rata based on their respective positive Capital Account balances.

Section 6.12. Excess Nonrecourse Liabilities. Nonrecourse Debts of the LLP which constitute Excess Nonrecourse Liabilities shall be allocated among the Members pro rata based on their respective positive Capital Account balances.

Section 6.13. Ordering Rules. Anything contained in this Agreement to the contrary notwithstanding, allocations for any Fiscal Year or other period of Nonrecourse Deductions or Member Nonrecourse Deductions, or of items required to be allocated pursuant to the minimum gain chargeback requirements contained in this Article VI, shall be made before any other allocations hereunder.

Section 6.14. Curative Allocations. The allocations set forth in Section 6.5 through Section 6.12 inclusive (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may result in allocations which are not consistent with the manner in which the Members intend to allocate Tax Book Profit and Tax Book Loss or make Distributions. Accordingly, notwithstanding the other provisions of this Agreement, Members shall reallocate items of income, gain, deduction and loss among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Tax Book Profit and Tax Book Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Tax Book Profit and Tax Book Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Fiscal Year or other period there is a decrease in LLP Minimum Gain, or in Member Nonrecourse Debt Minimum Gain, and application of the minimum gain chargeback requirements set forth in this Section would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that LLP will have sufficient other income to correct such distortion, request the IRS to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirements.

ARTICLE VII.

RIGHTS AND DUTIES OF MEMBERS

Section 7.1. Members. The Members of the LLP, and their respective class and numbers of Membership Interests, are listed on the Schedule of Members. No Person may be a Member without the ownership of a Membership Interest. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the Act. Except as otherwise expressly provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or the LLP.

Section 7.2. No Management or Dissent Rights. Except as set forth herein or otherwise required by Law, the Members shall not have any right to take part in the management or operation of the LLP other than through the Managing Member appointed by the

Members. No Member shall, without the prior written approval of the Managing Member, take any action on behalf of or in the name of the LLP, or enter into any commitment or obligation binding upon the LLP, except for actions expressly authorized by the terms of this Agreement. Except as required by Law, Members shall not be entitled to any rights to dissent or seek appraisal with respect to any transaction, including the merger or consolidation of the LLP with any Person.

Section 7.3. No Member Fiduciary Duties.

(a) No Member shall, to the maximum extent permitted by the Act and other applicable Law, owe any duties (including fiduciary duties) as a Member to the other Members or the LLP, notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(b) Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the LLP and one or more Members, any Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others, whether or not such business or venture is competitive with the LLP or any of its Subsidiaries or any other Member, and neither the LLP nor any other Member shall have any rights in or to any such independent business or venture or the income or profits derived therefrom, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Members and the direct and indirect members, shareholders, partners and Affiliates thereof. The pursuit of any such business or venture shall not be deemed wrongful, improper or a breach of any duty hereunder, at law, in equity or otherwise. Any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the LLP to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

(c) Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the LLP and one or more Members, if a Member acquires knowledge, independently from a source other than the LLP or in its capacity as a customer, of a potential transaction or matter that may be a business opportunity for both such Member and the LLP, such Member shall have no duty to communicate or offer such business opportunity to the LLP or any other Member and shall not be liable to the LLP or the other Members for breach of any duty (including fiduciary duties) as a Member by reason of the fact that such Member pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the LLP.

(d) The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member in their entirety.

Section 7.4. Meetings of Members.

(a) [Reserved.]

(b) A meeting of the Holders of the Class B Membership Interests for any purpose or purposes specified by the person calling the meeting may be called at any time by (i) the Managing Member, (ii) the Chief Executive Officer, or (iii) any Holder of more than fifteen percent (15%) of the Voting Power of the Class B Membership Interests. At any such meeting, no business shall be transacted and no action shall be taken other than that stated in the notice for such meeting. The Managing Member may elect, in its sole discretion, that meetings of the Holders of different classes of Membership Interests called for the same purpose or purposes may be held on the same date and/or at the same place (whether at the same time or otherwise).

(c) Each Holder of Class B Membership Interests shall have the right to attend any meeting of such class of Membership Interests. Any Holder who is not a natural person shall designate one individual to act as such Holder’s legal representative for purposes of voting at any such meeting.

Section 7.5. Notice of Meetings. Written notice stating the place, day and time of every meeting of the Holders of any class or all classes of Membership Interests and the purpose or purposes for which the meeting is called, shall be mailed not fewer than five Business Days nor more than thirty calendar days before the date of the meeting (or if sent by facsimile, not fewer than five Business Days before the date of the meeting), to each Holder of such class of Membership Interests entitled to vote at such meeting at its notice address maintained in the records of the LLP by the Secretary. Such further notice shall be given as may be required by Law, but a meeting may be held without notice if all the Holders of the class of the Membership Interests in respect of which the meeting is called entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

Section 7.6. Quorum. Any number of Holders of at least a majority of the Membership Interests of the class of Membership Interests entitled to vote with respect to the business to be transacted at a meeting of such class of Membership Interests and who shall be present in person or by telephone or represented by proxy at the meeting duly called shall constitute a quorum for the transaction of business. If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the Managing Member shall reschedule the meeting no fewer than three nor more than ten Business Days thereafter. If such meeting is rescheduled two consecutive times, then those Holders of class of Membership Interests who are present or represented by proxy at the second such rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided that written notice of any rescheduled meetings shall have been delivered to all Holders of such class of Membership Interests at least three Business Day prior to the date of each rescheduled meeting.

Section 7.7. Voting.

(a) The Class B Holders holding Class B Membership Interests shall vote together, in their capacity as such Holders, as a separate class of Membership Interests. Each Class B Holder shall be entitled to one vote for each Class B Membership Interest held by such Class B Holder on all matters to be voted upon by the Members or the Class B Holders. The percentage of the total votes entitled to be cast by any Holder with respect to such Holder’s class of Membership Interests, calculated pursuant to this Section 7.7, is herein referred to as the “Voting Power” of such Holder with respect to such class of Membership Interests.

(b) At any meeting of the Holders of each class of Membership Interests, each Holder of such class of Membership Interests entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to the Voting Power of the number of Membership Interests of such class of Membership Interests held in its name on the relevant record date established pursuant to Section 7.9 (or the date of the meeting if no record date has been set).

(c) Except as otherwise specified herein, when a quorum is present with respect to the Holders of any class of Membership Interests, the affirmative vote of the holders of a majority of the Voting Power of such class of Membership Interests present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall be the act of the Holders of such class of Membership Interests, unless the question is one upon which by express provisions of Law or of this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by any class of Membership Interests is required, the affirmative vote of the Holders of at least a majority of the Voting Power of the Membership Interests of such class present in person or represented by proxy at the meeting of such class shall be the act of such class, unless the question is one upon which by express provisions of Law or of this Agreement a different vote is required, in which case such express provision shall govern and control the decision of such question.

(d) Each Member entitled to vote at a meeting of the Holders of any class of Membership Interests or to express consent or dissent to any action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. At each meeting of the Holders of any class of Membership Interests, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the Secretary or a person designated by the Secretary, and no Membership Interests may be represented or voted under a proxy that have been found to be invalid or irregular.

Section 7.8. Action Without a Meeting; Telephonic Meetings.

(a) Any action required to be taken at meeting of the Holders of any class or all classes of Membership Interests, or any action that may be taken at any meeting of the Holders of any class or all classes of Membership Interests, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the Holders who signed the consent or consents, shall be signed by the Holders holding not less than a majority of the Membership Interests of such class of Membership Interests. Any such consent or consents shall be delivered to the LLP by delivery to the LLP’s principal place of business, or an Officer or agent of the LLP having custody of the book or books in which proceedings of meetings of the Holders are recorded. If action is so taken without a meeting by less than unanimous written consent of the Holders of the applicable class of Membership Interests, a copy of such written consent shall be delivered promptly to all Holders of such class of Membership Interests who have not consented in writing. Any action taken pursuant to such written consent or consents of the Holders of any class of Membership Interests shall have the same force and effect as if taken by the Holders of such class of Membership Interests at a meeting of the Holders of such class of Membership Interests.

(b) The Holders of each class of Membership Interests may participate in meetings of the Holders of such class of Membership Interests by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 7.8(b) shall constitute presence at such meeting and shall constitute a waiver of any deficiency of notice.

Section 7.9. Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of the Holders of any class or all classes of Membership Interests or any adjournment thereof, or entitled to receive a Distribution or a payment of any kind, or in order to make a determination of the Holders of any class of Membership Interests for any other proper purpose, the Managing Member may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than seventy calendar days prior to the date on which the particular meeting or action requiring such determination of the Holders of such class of Membership Interests is to be held or taken. If no record date is fixed by the Managing Member, the date on which notices of the meetings are mailed or the date on which the resolution of the Managing Member declaring such Distribution is adopted, as the case may be, shall be the record date. When a determination of the Holders of a class of Membership Interests has been made as provided in this Section 7.9, such determination shall apply to any adjournment thereof unless the Managing Member fixes a new record date, which it shall do if the meeting is adjourned to a date more than one hundred twenty calendar days after the date originally fixed.

Section 7.10. Removal or Resignation of Members. A Member may not (a) be removed as a Member of the LLP without such Member’s prior written consent or (b) resign from the LLP without the written consent of the Managing Member, unless otherwise provided in this Agreement.

Section 7.11. Liability of Members.

(a) Except as otherwise required by Law or as expressly set forth in this Agreement, the debts, obligations and liabilities of the LLP, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLP, and neither the Managing Member nor any Member shall be obligated personally for any such debt, obligation or liability of the LLP solely by reason of being a Member or the Managing Member, whether to the LLP, to any of the other Members, to the creditors of the LLP or to any other third Person. Except as required by the Act, each Member (in its capacity as such) shall be liable only to make such Member’s Capital Contribution to the LLP, if applicable, and the other payments provided for expressly herein.

(b) Under the Insolvency Act 1986 under the laws of England and Wales (the “Insolvency Act”), a member of a limited liability partnership may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the

Members that no Distribution to any Member pursuant to Article V or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Insolvency Act to the fullest extent permitted by Law and the Member receiving such Distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein. If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the other Members, and, when funded, shall constitute a Capital Contribution by such Member.

Section 7.12. Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the LLP that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the LLP and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the LLP for strategic business or investment purposes only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (c) such Member has read, is familiar with, and understands Rule 501 of Regulation D under the Securities Act and represents that such Member is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and (d) the execution, delivery and performance of this Agreement have been duly authorized by such Member. In addition, each Member transferring Membership Interests in accordance with Rule 144A agrees that it will give to each person to whom it transfers Membership Interests a notice substantially to the effect of the legend set forth in Section 3.4(b), and such transferee pursuant to Rule 144A shall be deemed to make the representations, warranties and agreements set forth in such legend.

ARTICLE VIII.

MANAGING MEMBER; OFFICERS

Section 8.1. Sole Managing Member.

(a) The PLC is hereby appointed the sole managing member of the LLP (the “Managing Member”) having the authority and duties set forth in this Agreement.

(b) The Managing Member and Delphi Automotive Holdings Limited shall each be designated as a Designated Member.

(c) The Managing Member shall hold office until its dissolution, resignation or removal by the consent of the Majority Class B Holders.

(d) The Managing Member may resign at any time by giving written notice to the LLP and the Chief Executive Officer. The resignation of the Managing Member shall take effect upon receipt of notice thereof, or at such later time as shall be specified in such notice, and the appointment of a replacement Managing Member by the Majority Class B Holders.

Section 8.2. General Powers of the Managing Member. The property, affairs and business of the LLP shall be managed exclusively by or with the direction of the Managing Member, except as otherwise expressly provided in this Agreement. In addition to the powers and authority expressly conferred on it by this Agreement, subject to Section 8.3, the

Managing Member may exercise all such powers of the LLP and do all such lawful acts and things as are permitted by the Act or Law. The Managing Member shall not have any rights or powers beyond the rights and powers granted to the Managing Member in this Agreement.

Section 8.3. Operator.

(a) Notwithstanding any other provision of this Agreement, any duties or functions of the Managing Member or Members in relation to the LLP which pursuant to the provisions of FSMA must be undertaken by a person who is either authorized by the UK Financial Services Authority or exempt from such authorization may only be undertaken by the Managing Member or a Member if they are authorized to do so by the UK Financial Services Authority or exempt from such authorization.

(b) The Managing Member shall be responsible for ensuring that, to the extent required pursuant to FSMA, that the LLP is always operated by a person permitted to do so under FSMA and shall have full discretion and authority to select and/or terminate the appointment of any such person.

(c) On and with effect from the Initial Effective Date, the LLP shall execute and deliver the Operator’s Agreement whereby the Operator shall have the overall responsibility for the matters described in the Operator’s Agreement (including without limitation establishing, operating and winding up of the LLP as a collective investment scheme for the purposes of Section 235 of the FSMA).

(d) In so far as this Agreement, the Act or Law may confer on the Managing Member, or any Member, any right, obligation, activity, function or operation for which pursuant to FSMA an authorized person or exempted person is required to be responsible, such right, obligation, activity, function or operation shall be exercised or discharged by the Operator (or such other person permitted to do so pursuant to FSMA as determined by the Managing Member) to the exclusion of the Managing Member or any Member.

Section 8.4. [Reserved.]

Section 8.5. [Reserved.]

Section 8.6. [Reserved.]

Section 8.7. [Reserved.]

Section 8.8. [Reserved.]

Section 8.9. Action Without a Meeting. On any matter requiring an approval or consent of the Managing Member under this Agreement or the Act, the Managing Member may take such action without a meeting, without prior notice, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Managing Member.

Section 8.10. Compensation of Managing Member; Expense Reimbursement. The Managing Member or its Affiliates shall not receive any stated fee for services in its capacity as the Managing Member; provided, however, that nothing herein contained shall be construed to preclude the Managing Member from serving the LLP or any Subsidiary in any other capacity and receiving compensation therefor. The Managing Member shall be reimbursed by the LLP for any reasonable out-of-pocket expenses related to serving in such capacity subject to the LLP’s requirements with respect to reporting and documentation of such expenses.

Section 8.11. [Reserved.]

Section 8.12. Delegation of Authority. The Managing Member may, from time to time, delegate to any Person (including any Member or Officer) such authority and powers to act on behalf of the LLP as it shall deem advisable in its discretion, subject to the approval rights of the Majority Class B Holders specified in this Agreement. Any delegation pursuant to this Section 8.12 may be revoked at any time and for any reason or no reason by the Managing Member.

Section 8.13. Officers.

(a) The officers of the LLP (the “Officers”) shall consist of a Chief Executive Officer, a Chief Financial Officer, a President, a Secretary and such other Officers as may be appointed in accordance with the terms of this Agreement. One Person may hold, and perform the duties of, any two or more of such offices.

(b) All of the Officers shall be appointed by the Managing Member. Any Officer may be removed, with or without cause, at any time by the Managing Member.

(c) No Officer shall have any rights or powers beyond the rights and powers granted to such Officers in this Agreement or by action of the Managing Member. The Chief Executive Officer, President, Chief Financial Officer and Secretary shall have the following duties and responsibilities:

(i) Chief Executive Officer. The Chief Executive Officer of the LLP (the “Chief Executive Officer”) shall perform such duties as may be assigned to him or her from time to time by the Managing Member. Subject to the direction of the Managing Member, he or she shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the LLP. He or she shall from time to time report to the Managing Member all matters within his or her knowledge that the interest of the LLP may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Managing Member. The Chief Executive Officer shall see that all resolutions and orders of the Managing Member are carried into effect, and in connection with the foregoing, shall be authorized to delegate to the President and the other Officers such of his or her powers and such of his or her duties as the Managing Member may deem to be advisable.

(ii) President. The President of the LLP (the “President”) shall perform such duties as may be assigned to him or her from time to time by the Managing Member or as may be designated by the Chief Executive Officer.

(iii) Chief Financial Officer. The Chief Financial Officer of the LLP (the “Chief Financial Officer”) shall have the custody of the LLP’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the LLP and shall deposit all monies and other valuable effects in the name and to the credit of the LLP, in such depositories as may be designated by the Managing Member or by any Officer authorized by the Managing Member to make such designation. The Chief Financial Officer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and shall perform such other duties as may be specifically assigned to him or her from time to time by the Managing Member or the Chief Executive Officer.

(iv) Secretary. The Secretary of the LLP (the “Secretary”) shall attend all meetings of the Members of each class of Membership Interests and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. He or she shall give, or cause to be given, notice of all meetings of the Members of each class of Membership Interests and, when necessary, of the Managing Member. The Secretary shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such other duties as may be assigned to him or her from time to time by the Managing Member or the Chief Executive Officer. To the greatest extent possible, the Secretary shall vote, or cause to be voted, all of the Equity Securities of any Subsidiary of the LLP as directed by the Managing Member.

Section 8.14. Standard of Care; Fiduciary Duties; Liability of Managing Member and Officers.

(a) The Managing Member and any Member or Officer, in the performance of such Managing Member’s, Member’s, or Officer’s duties, shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the LLP and its Subsidiaries) of the following other Persons or groups: (i) one or more Officers or employees of such Member or the LLP or any of its Subsidiaries, (ii) any legal counsel, certified public accountants or other Person employed or engaged by such Member, the Managing Member or the LLP or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Managing Member, Member, Officer or the LLP or any of its Subsidiaries, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b) On any matter involving a conflict of interest not provided for in this Agreement, the Managing Member and each Officer shall be guided by its reasonable judgment as to the best interests of the LLP and its Subsidiaries and shall take such actions as are determined by such Person to be necessary or appropriate to ameliorate such conflict of interest.

(c) To the fullest extent permitted by the Act and the laws of England and Wales the Managing Member and the Officers, in the performance of their duties as such, shall not owe to the LLP and or its Members duties of loyalty and due care but subject to, and as limited by the provisions of this Agreement (including Section 8.8), the Managing Member and the Officers, in the performance of their duties as such, shall owe to the LLP and its Members duties of loyalty and due care of the type owed under Law by directors and officers of a business corporation incorporated under the General Corporation Law of the State of Delaware; provided that, except as expressly set forth in this Agreement, the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Managing Member; and provided, further, that, neither the Managing Member or any Holder that elected such Managing Member shall have any duty to disclose to the LLP or the Managing Member confidential information in such Managing Member’s or Holder’s possession (which information the Managing Member has determined in good faith is competitively sensitive) even if it is material and relevant information to the LLP and/or the Managing Member and neither such Managing Member nor such Holder shall be liable to the LLP or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as the Managing Member or a Member by reason of such lack of disclosure of such confidential information. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including the duty of loyalty and other fiduciary duties) and liabilities of the Managing Member or an Officer otherwise existing at Law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities of such Managing Member or Officer. Notwithstanding the foregoing provisions and Section 8.14(f), except as otherwise expressly provided in this Agreement or any other written agreement entered into by the LLP or any of its Subsidiaries and the Managing Member, if the Managing Member acquires knowledge of a potential transaction or matter that may be a business opportunity for both the Managing Member hereunder and the LLP or another Member, the Managing Member shall have no duty to communicate or offer such business opportunity to the LLP or any other Member and shall not be liable to the LLP or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as the Managing Member by reason of the fact that the Managing Member directs such opportunity to the Managing Member or any other Person, or does not communicate information regarding such opportunity to the LLP, and any such direction of an opportunity by the Managing Member, and any action with respect to such an opportunity by such Holder, shall not be wrongful or improper or constitute a breach of any duty hereunder, at law, in equity or otherwise; provided, however, that to the extent the Managing Member acquires knowledge in its role as the Managing Member of a potential transaction or other matter that could reasonably be a business opportunity for both the Managing Member hereunder and the LLP, the Managing Member shall have an affirmative duty not to accept such opportunity or communicate or offer such business opportunity to the Managing Member’s other Affiliates and the failure to comply with the foregoing shall constitute a breach of the Managing Member’s fiduciary duties to the LLP.

(d) Except as required by the Act or otherwise provided in this Agreement, neither the Managing Member or an individual who is an Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the LLP, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being the Managing Member or an Officer or any combination of the foregoing.

(e) Neither the Managing Member or any Officer shall be liable to the LLP or any Member for any act or omission (including any breach of duty (fiduciary or otherwise)), including any mistake of fact or error in judgment taken, suffered or made by such Person if such

Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the LLP and which act or omission was within the scope of authority granted to such Person; provided that (x) such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence in the conduct of such Person’s office and (y) nothing contained in this Section 8.14(e) shall relieve the Managing Member of its obligations under Section 8.14(c) (including, without limitation, the last proviso thereto) other than the duty of care referred to therein.

(f) The Managing Member shall not be liable to the LLP or any Member for monetary damages for breach of fiduciary duty as the Managing Member provided that the foregoing shall not eliminate or limit the liability of the Managing Member: (i) for any breach of the Managing Member’s duty of loyalty (including, without limitation, the duty provided in the last proviso of Section 8.14(c) hereof) to the LLP or its Members (but only to the extent such duty is modified pursuant to the terms of this Agreement); (ii) for acts or omissions of fraud or that are in bad faith or which involve willful misconduct or a knowing violation of Law; or (iii) for any transaction from which the Managing Member derived an improper personal benefit.

ARTICLE IX.

TRANSFER OF MEMBERSHIP INTERESTS; SUBSTITUTED MEMBERS

Section 9.1. Limitations on Transfer of Membership Interests. From and after the Initial Effective Date, no Holder may Transfer any Membership Interests (or any portion thereof), unless the Person to whom such Membership Interests are Transferred, executes, simultaneously with such Transfer, (a) an instrument of transfer in substantially the form attached hereto as Exhibit E (which may be amended from time to time by the Managing Member except in a manner that would inhibit Transfer unless otherwise required by Law) or (b) such other form of agreement or document acceptable to the Managing Member in its sole discretion setting forth such Person’s agreement to be bound by the terms and conditions of this Agreement, and assuming all obligations of the assignor with respect to the acquired Membership Interest, on terms reasonably satisfactory to the LLP (acting through its Managing Member) (each of (a) and (b), a “Transfer Instrument”). There shall be no restriction or limitation on the Transfer of Membership Interests except as set forth in this Agreement (including the Exhibits hereto) and except as required by applicable Law.

Section 9.2. Void Transfers. To the greatest extent permitted by the Act and other Law, any Transfer by any Member of any Membership Interests or other interest in the LLP in contravention of this Agreement shall be void and ineffective and shall not bind or be recognized by the LLP or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Law, the purported Transferee shall have no right to any profits, losses or Distributions of the LLP or any other rights of a Member.

Section 9.3. Substituted Member. Each Person to whom any Membership Interest is Transferred in accordance with the provisions of this Article IX shall agree in writing to be bound by the provisions of this Agreement as a holder of such Membership Interests as set forth in Section 9.1. Upon such agreement, such Person shall become a Substituted Member entitled to all the rights of a Member with respect to such Membership Interest, and the Schedule of Members shall be amended to reflect the name, notice address, Membership Interests and other interests in the LLP of such Substituted Member and to eliminate the name and notice address of and other information relating to the Transferor with regard to the Transferred Membership Interests.

Section 9.4. Effect of Transfer.

(a) Following a Transfer of any Membership Interests that is permitted under this Article IX, the Transferor of such Membership Interests shall cease to be a Member with respect to such Membership Interests and the Transferee of such Membership Interests shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions made in respect of, such Membership Interests, and shall receive allocations and Distributions under Article V, Article VI and Article X in respect of such Membership Interests as if such Transferee were a Member.

Section 9.5. Additional Transfer Restrictions.

(a) Any Member proposing to make a Transfer of its Membership Interest pursuant to this Article IX and the proposed Transferee shall obtain (at its sole cost and expense, but with all reasonable cooperation from the LLP) any waivers, consents or approvals from any third Person (including any Governmental Entity) that may be necessary in connection with the proposed Transfer and the admission of the proposed Transferee as a Substitute Member, if applicable.

(b) Notwithstanding any other provisions of this Article IX, no Transfer of Membership Interests subject to this Article IX may be made (i) if such Transfer would subject the LLP to the reporting requirements of the Exchange Act, if it is not already subject to such reporting requirements and (ii) unless in the opinion of counsel (who may be counsel for the LLP), reasonably satisfactory in form and substance to the Managing Member, which opinion requirement may be waived, in whole or in part, at the discretion of the Managing Member, such Transfer would not violate any federal securities Laws or, if such opinion is requested by the Managing Member, any state securities or “blue sky” Laws (including any investor suitability standards) applicable to the LLP or the Membership Interests to be Transferred.

(c) Notwithstanding any other provisions of this Article IX, unless otherwise waived, in whole or in part, at the discretion of the Managing Member, no Transfer of Membership Interests subject to this Article IX may be made unless such Transfer would not (i) violate any federal securities Laws or any state securities or “blue sky” Laws (including any investor suitability standards) applicable to the LLP or the Membership Interests to be Transferred and (ii) to the transferor’s and transferee’s knowledge, have a material and adverse effect on the LLP as a result of any requirement of applicable Law in connection with or as a result of such Transfer.

Section 9.6. Transfer Fees and Expenses. The Transferor and Transferee of any Membership Interests shall be jointly and severally obligated to reimburse the LLP for all reasonable expenses (including attorneys’ fees and expenses) incurred on behalf of the LLP in connection with any Transfer or proposed Transfer, whether or not consummated.

Section 9.7. Effective Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transfer complies with the requirements of this Agreement and the Transfer Instrument.

Section 9.8. Acceptance of Prior Acts. A Transferee of the Membership Interest of a Member who is admitted to the LLP in place and stead of a Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the LLP prior to the date it was admitted to the LLP and, without limiting, the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the LLP prior to such date and which are in force and effect on such date.

Section 9.9. Certain Exceptions to Article IX. (a) Section 9.5 shall not apply to or otherwise prohibit or restrict any Transfer of Membership Interests among the PLC and any of its Subsidiaries; and (b) in connection with any pledge of Membership Interests by the PLC or any of its Subsidiaries (the “Parent Group”), the Parent Group and the Transferee need not comply with Sections 9.1 through 9.8 hereof until such time as the Transferee wishes to become the owner thereof or to transfer such ownership to another Person, at which time such Transferee or such other Person must fully comply with Sections 9.2 through 9.7 hereof (but, for the avoidance of doubt, need not comply with Sections 9.1 and 9.8 hereof).

ARTICLE X.

DISSOLUTION

Section 10.1. In General. The LLP shall dissolve and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Majority Class B Holders; (b) at such time as there are no Members of the LLP unless the LLP is continued in accordance with the Act; or (c) the entry of a decree of judicial dissolution.

Section 10.2. Liquidation and Termination. On the dissolution of the LLP, the Managing Member shall appoint a suitable qualified person to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the LLP and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a LLP expense. Until final distribution, the liquidator shall continue to operate the LLP with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidator are as follows:

(a) the liquidator shall pay, satisfy or discharge from the LLP funds all of the debts, liabilities and obligations of the LLP (including all expenses incurred in liquidation and all such debts, liabilities and obligations owed to any Member other than with respect to such Member’s Membership Interests) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(b) after payment or provision for payment of all of the LLP’s liabilities has been made in accordance with Section 10.2(a), all remaining assets of the LLP shall be distributed in accordance with Section 5.1.

(c) For the purposes of Section 74 of the Insolvency Act as it is applied to LLPs under the Act, no Member is liable to contribute any amount to the assets of the LLP on liquidation to cover any of the matters set out in that section.

Section 10.3. Complete Distribution. The distribution to a Member in accordance with the provisions of Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the LLP and all the LLP’s property. If a Member returns funds to the LLP and such funds exceed such Member’s pro rata share of all funds required to be returned to the LLP, then such Member shall have a claim against the other Members for an amount equal to such excess. Each other Member shall be liable for a pro rata portion of such excess equal to the amount such Member would have paid had the amount paid by the Member seeking recovery been recovered from all Members pro rata based on the relative amount of funds to be returned by each such Member.

Section 10.4. Filing of Certificate of Cancellation. Immediately following the completion of the distribution of the LLP’s assets as provided in this Article X, the Managing Member (or such other Person or Persons as the Act may require or permit) shall take such actions as may be necessary to wind up the LLP. The LLP shall be deemed to continue in existence for all purposes of this Agreement until such actions are taken pursuant to this Section 10.4.

Section 10.5. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLP and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

Section 10.6. Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from LLP assets).

Section 10.7. Antitrust Laws. Notwithstanding any other provision in this Agreement, in the event that any Antitrust Law is applicable to any Member by reason of the fact that any assets of the LLP shall be distributed to such Member in connection with the winding up of the LLP, such Distribution shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under such Antitrust Law have expired or otherwise been terminated with respect to each such Member.

Section 10.8. Other Remedies. Nothing in this Article X shall limit any Member’s right to enforce any provision of this Agreement by an action at Law or equity, nor shall an election to dissolve the LLP pursuant to this Article X relieve any Member of any liability for any prior or subsequent breach of this Agreement or another document referred to herein.

ARTICLE XI.

INDEMNIFICATION

Section 11.1. General Indemnity.

(a) To the fullest extent permitted by the Act, except as otherwise contemplated in Article VIII hereof, the LLP, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was the Managing Member, Designated Member, Tax Matters Member or an Officer, or is or was serving at the request of the LLP as a manager, director, officer, employee, fiduciary or agent of another Entity (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability actually and reasonably incurred by such Indemnified Person in connection with such Proceeding if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the LLP and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Indemnified Person shall have been adjudged to be liable to the LLP unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnified Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith or in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the LLP.

(b) Except as otherwise contemplated in Article VIII hereof, the LLP may pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by an Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a Proceeding; provided, however, that as a condition to any such advance or reimbursement, such Indemnified Person shall agree that it shall repay the same to the LLP if such Indemnified Person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification under this Article XI.

(c) The LLP shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person against the LLP or any of its Subsidiaries if the Proceeding was not authorized by the Managing Member. The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Managing Member.

(d) Any and all indemnity obligations of the LLP with respect to any Indemnified Person shall survive any termination of this Agreement. The indemnification and other rights provided for in this Article XI shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification.

Section 11.2. Fiduciary Insurance. Unless otherwise agreed by the Managing Member, the LLP shall maintain, at its expense, insurance (a) to indemnify the LLP for any obligations which it incurs as a result of the indemnification of Indemnified Persons under the provisions of this Article XI, and (ii) to indemnify Indemnified Persons in instances in which they may not otherwise be indemnified by the LLP under the provisions of this Article XI.

Section 11.3. Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any Person may have or hereafter acquire under any Law, provision of this Agreement, any other agreement, any vote of Members or determination of the Managing Member or otherwise.

Section 11.4. Merger or Consolidation; Other Entities. For purposes of this Article XI, references to “the LLP” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, limited liability partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article XI with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Article XI, references to “another Entity” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the LLP” shall include any service as a manager, director, officer, employee or agent of the LLP that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the LLP” as referred to in this Article XI.

Section 11.5. No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the LLP relating to the matters covered in this Article XI shall be provided out of and to the extent of LLP assets only and no Member shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the LLP.

ARTICLE XII.

[RESERVED.]

ARTICLE XIII.

CONFIDENTIALITY

Section 13.1. Non-Disclosure. Each Member agrees that it will use, and will cause each of its Affiliates, and each of its and their respective partners, members, managers,

shareholders, directors, officers, employees and agents (collectively, “Agents”) to use, all commercially reasonable efforts to maintain the confidentiality of all Confidential Information disclosed to it by any other party or the definitive agreements contemplated herein or through its interest in the LLP or the operation of its business or the use or ownership of its assets, by limiting internal disclosure of any such information to those Persons who have an actual need to know such information in connection with the business of the LLP and will not, without the prior written consent of the disclosing party, use such Confidential Information other than in connection with the transactions contemplated herein. Without limiting the generality of the foregoing, in no event shall any Member knowingly use any Confidential Information regarding the LLP or its business acquired by such Member (directly or indirectly) in its capacity as a Member in any manner adverse to the LLP’s business (including the LLP’s customers) or which would result in a competitive disadvantage to the LLP. This section shall not apply to the PLC in its capacity as a Member.

Section 13.2. Exceptions. Notwithstanding Section 13.1, any Member may make disclosure of Confidential Information contemplated by clauses (a), (c) and (e) below and the LLP may make the disclosure of Confidential Information contemplated by (a) through (e) below: (a) to any Governmental Entity in connection with applications for approval of the transactions contemplated hereby and the other Transaction Documents (or, in the case of any regulated-Affiliate of a Member, in connection with audits by the applicable Governmental Entities), (b) to financial institutions in connection with the financing transactions contemplated hereby, (c) in the case of any Member, (i) to a bona fide potential Transferee who is not a Competitor if such Member desires to undertake any Transfer of its Membership Interests permitted by this Agreement (provided that such potential Transferee first executes a confidentiality agreement in such form reasonably acceptable to the LLP), and (ii) to its direct and indirect stockholders, limited partners, members or other equityholders, as the case may be, all materials made available to such Member pursuant to the terms of this Agreement, (d) to any rating or similar agency in connection with its analysis or review of the LLP or any of its Subsidiaries and (e) to any other Person if such party becomes compelled by Law (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, mandatory provision of Law, regulation or stock exchange rule) to disclose any of the Confidential Information. In addition, each Member may report to its stockholders, limited partners, members or other equityholders, as the case may be, the general status of such Member’s investment in the LLP (without disclosing specific Confidential Information). A disclosing Member shall be responsible for a breach by any third Person to whom such disclosing Member discloses Confidential Information in accordance with the terms of Section 13.1 and subclause (c)(ii) of this Section 13.2. In the case of clause (e) above, the disclosing party shall (i) provide the other parties hereto with prompt written notice of such requirement so that such non-disclosing parties may seek a protective order or other appropriate remedy or waive compliance with the terms of this Article XIII and (ii) take such reasonable legally available steps as the non-disclosing parties may reasonably request to resist or narrow such requirement (at the expense of the non-disclosing parties). In the event that such protective order or remedy is not obtained, or that the non-disclosing parties waive compliance with the terms hereof, the disclosing party agrees to furnish only that portion of the Confidential Information that it is advised by counsel is required to be furnished, and to exercise commercially reasonable efforts (at the LLP’s expense) to obtain assurance that confidential treatment shall be accorded such Confidential Information. The obligations with respect to Confidential Information in

Section 13.1 and this Section 13.2 shall terminate two (2) years after a Person ceases to be a Member; provided, however, that the obligation to maintain the confidentiality of “trade secrets” shall not terminate.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

Section 14.1. Amendments. Except as otherwise expressly provided herein, this Agreement may only be amended, modified or waived by the Managing Member with the written consent of the Majority Class B Holders; provided that, with respect to the Class B Holders, if any such amendment, modification or waiver would adversely affect in any material respect any such Member(s) who have comparable rights under this Agreement disproportionately to the other Members having such comparable rights, such amendment, modification or waiver shall also require the written consent of a majority in interest of such Member(s) so disproportionately adversely affected. Notwithstanding the foregoing, any amendment that would require any Member to contribute or lend additional funds to the LLP or impose personal liability upon any Member shall not be effective against such Member without its written consent.

Section 14.2. Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 14.3. Notice Addresses and Notices. All notices, demands, financial reports, other reports and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the notice address for such recipient set forth on the Schedule of Members, or in the LLP’s books and records, or to such other notice address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Managing Member or the LLP shall be deemed given if received by the Managing Member at the registered office of the LLP designated pursuant to Section 2.2(b).

Section 14.4. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

Section 14.5. Assignment. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the

Members and their respective permitted assigns, but no rights, interests, or obligations of any Member herein may be assigned except Transfers of Membership Interests in compliance with the terms of Article IX; provided, however, that no assignment of this Agreement or any rights hereunder shall be made without the assignee, as a condition of such assignment, assuming in writing its assignor’s obligations under this Agreement, to the extent applicable to such assignment.

Section 14.6. Entire Agreement; Waiver. This Agreement amends and restates in its entirety the Fourth Amended Agreement. Subject to Section 14.7, this Agreement and the other documents referred to herein, constitute the entire agreement among the parties and contain all of the agreements among the parties with respect to the subject matter hereof and supersede all prior agreements and negotiations between the parties concerning the subject matter herein. Failure by any party hereto to enforce any covenant, duty, agreement, term or condition of this Agreement, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Agreement.

Section 14.7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 14.8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 14.9. Independent Contractors; Expenses. This Agreement does not constitute any party hereto the partner, agent or legal representative of any other party hereto, except to the extent that LLP is classified as a partnership for United States federal income tax purposes and the Members are treated as “partners” for such tax purposes. Each party hereto is independent and responsible for its own expenses (except as otherwise agreed pursuant to Article XI), including attorneys’ and other professional fees incurred in connection with the transactions contemplated by this Agreement.

Section 14.10. Press Release. Each of the Members shall consult with the LLP before issuing any press releases or otherwise making any public statements with respect to the execution of this Agreement, and no Member shall issue any such press release or make any such public statement without the prior written consent, such consent not to be unreasonably withheld, of the LLP except as may be required by Law and then only with such prior consultation with the LLP to the extent practicable.

Section 14.11. Survival. The provisions of Article X, Article XI, Article XIII, Section 14.7, Section 14.8, Section 14.11, Section 14.13, Section 14.14, Section 14.17, Section 14.18, Section 14.19, Section 14.20 and Section 14.21 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the LLP.

Section 14.12. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Members, the LLP or any of its Affiliates (other than Indemnified Persons), and no creditor who makes a loan to any Member, the LLP or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the LLP in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in LLP profits, losses, Distributions, capital or property other than as a secured creditor.

Section 14.13. Further Action.

(a) The parties hereto agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or reasonably requested by the LLP to achieve the purposes of this Agreement. Additionally, the parties hereto will work in good faith to ensure that the governance structure and other arrangements do not impair the LLP’s commercial prospects.

Section 14.14. Lock-Up Agreements.

(a) During the period specified in Section 14.14(b) (the “Lock-Up Period”), each Member hereby agrees that it shall not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Equity Securities of the PLC or the LLP, whether now owned or hereafter acquired, owned directly by such Member (including Equity Securities held as a custodian) or with respect to which such Member has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Issuer Shares”). The foregoing restriction is expressly agreed to preclude any such Member from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to, or result in, a sale or disposition of such Issuer Shares even if such Issuer Shares would be disposed of by someone other than such Member. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Issuer Shares or with respect to any security that includes, relates to, or derives any significant part of its value from any of the Issuer Shares.

(b) The Lock-Up Period commenced on October 28, 2011 (such commencement date, the “Commencement Date”) and will continue for one hundred eighty (180) days after November 16, 2011, being the date of the final prospectus used to sell the Issuer Shares (the “Public Offering Date”) in the Initial Public Offering; provided that such restrictions will cease to apply with respect to 30% of the Issuer Shares held by each holder on the date that is ninety (90) days after the Public Offering Date (the “Early Release Date”); provided, however, that if (1) during the last seventeen (17) days of the Lock-Up Period or the last seventeen (17) days before the Early Release Date, the PLC releases earnings results or announces material news or a material event or (2) prior to the expiration of the Lock-Up Period or the Early Release Date, the PLC announces that it will release earnings results during the 15-day period following the last day of the Lock-Up Period or the Early Release Date, then in each case the Lock-Up Period or the Early Release Date, as applicable, will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the PLC, with the written consent of the representative of the lead underwriters that is authorized to waive such similar extensions under the terms of the underwriting agreement executed in connection with the Initial Public Offering (the “Lead Underwriters”) waives, in writing, such extension. The LLP and the PLC agree to provide prior written notice of any event that would result in an extension of the Lock-Up Period or the Early Release Date pursuant to this Section 14.14(b) to each holder of Issuer Shares.

(c) Notwithstanding Section 14.14(a) and Section 14.14(b), (i) the restrictions set forth herein do not apply to (a) the conversion or transfer of Membership Interests into or in exchange for Issuer Shares immediately prior to the Initial Public Offering, (b) the sale of Equity Securities of the PLC in the Initial Public Offering or (c) any pledge of equity interests that derives a significant part of its value from Equity Securities of the LLP or the PLC created prior to the Fourth Amended Agreement Effective Date, and (ii) following completion of the Initial Public Offering, each Member may Transfer such Member’s Membership Interests or Issuer Shares (u) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (v) to any trust for the direct or indirect benefit of such Member or the immediate family of such Member, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, (w) in the case of a corporation, limited liability company or partnership, to any shareholder, member or partner of such entity or any subsidiary or other affiliate of such entity, provided that the recipient agrees to be bound in writing by the restrictions set forth herein. (x) as a pledge of such Member’s Membership Interest, Issuer Shares or any other equity interest referred to in clause (i)(c) above to a financial institution; provided that, except with respect to a pledge created prior to the Fourth Amended Agreement Effective Date, the financial institution, upon any foreclosure, agrees to be bound in writing by the restrictions set forth herein, provided further that any such transfer in clauses (u) or (v) shall not involve a disposition for value, and provided further that, in the case of any transfer pursuant to clauses (u), (v), (w) or (x), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer during the Lock-Up Period, (y) that such Member acquired in the open market following completion of the Initial Public Offering or (z) with the prior written consent of the LLP and the Lead Underwriters. For purposes of this Section 14.14(c), “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(d) Each Member agrees and consents (i) that the provisions of this Section 14.14 shall remain in effect and binding after the Initial Public Offering occurs even though such Member is no longer a partner in the LLP, and is binding upon such Member’s heirs, legal representatives, successors and assigns, (ii) to execute a lockup agreement with the Lead Underwriters implementing all of the terms set forth in Section 14.14(b) and (iii) to the entry of stop transfer instructions with the LLP and the PLC’s transfer agent and registrar against the transfer of the Membership Interests and Issuer Shares except in compliance with the foregoing restrictions. Each Member shall, and hereby appoints each manager of the LLP’s board of managers at the time of the Initial Public Offering, the Managing Member and each Officer (acting separately) as his lawful attorney to, execute a lock-up agreement with the underwriters retained in connection with the Initial Public Offering on the terms set forth in this Section 14.14 and to take any and all steps in the name of such Member which such manager, Managing Member or Officer considers, acting reasonably, to be necessary to give effect to the provisions of this Section 14.14.

Section 14.15. [Reserved.]

Section 14.16. [Reserved.]

Section 14.17. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 14.18. Strict Construction. The parties hereto have participated collectively in the negotiation and drafting of this Agreement, accordingly, if any ambiguity or question of intent or interpretation arises, then it is the intent of the parties hereto that this Agreement shall be construed as if drafted collectively by the parties hereto, and it is the intent of the parties hereto that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 14.19. Consent to Jurisdiction. Each Member hereby irrevocably and unconditionally (a) agrees that any suit, action or proceeding, at law or equity, arising out of or relating to this Agreement shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such suit, action or proceeding. Each party hereto hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction to enforce judgments obtained in any suit, action or proceeding brought pursuant to this Section 14.19.

Section 14.20. Waiver of Jury Trial. EACH MEMBER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUR OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 14.21. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter (subject to the provisions set forth in Section 14.19 above), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 14.22. Unfair Prejudice. Each of the Members hereby agrees that Section 459 of the Companies Act 1985 shall not apply to the LLP, and accordingly that any rights conferred on the Members by Section 459(1) of the Companies Act 1985 are entirely excluded. To the extent that Section 994 of the Companies Act 2006 is applied to LLPs following the Initial Effective Date, each of the Members hereby agrees that that Section shall not apply to the LLP and accordingly that any rights conferred on the Members by 994 of the Companies Act 2006 are entirely excluded.

ARTICLE XV.

DESIGNATED MEMBERS

Section 15.1. Designated Members.

(a) The LLP shall ensure that at all times not less than two Members are designated as Designated Members for the purposes of Section 8 of the Act.

(b) The LLP shall ensure that each of the Managing Member and Delphi Automotive Holdings Limited shall be designated and registered as a Designated Member.

(c) The Designated Members shall be responsible (among other things) for:

(i) notifying the Registrar of Companies at Companies House of changes in the name of the LLP, Members, the Designated Members and Registered Office in accordance with the Act;

(ii) preparing and filing the LLP’s annual return to the Registrar of Companies at Companies House; and

(iii) otherwise complying with all the duties and obligations imposed upon designated members by the Act.

[END OF PAGE]

SCHEDULE OF MEMBERS

(As of February 27, 2012)

On file with the Operator

EXHIBIT A

CLASS B SUBSCRIBERS

A-1

EXHIBIT B

TRANSACTION DOCUMENTS

1.	Master Disposition Agreement

2.	Investment Commitment Agreement

3.

Senior Credit Facility among the LLP, the lenders party thereto and The Bank of New York Mellon as administrative agent, as in effect on the Initial Effective Date, as amended in accordance with its terms.[1]

4.

Subordinated Credit Facility among the LLP, the lenders party thereto and The Bank of New York Mellon as administrative agent, as in effect on the Initial Effective Date, as amended in accordance with its terms.[1]

5.	Class A Redemption Agreement

6.	Class C Redemption Agreement

7.	Rights Modification Agreement

[1]	Applies to each such agreement prior to its termination on March 31, 2011.

B-1

EXHIBIT C

LLP POLICIES

1.	The LLP shall, and shall cause each of its Subsidiaries and require each of its Officers, employees and other agents to at all times conduct its business in accordance with the U.S. Foreign Corrupt Practices Act and applicable anti-bribery laws in other jurisdictions.

2.	Unless otherwise determined by the Managing Member, the LLP shall, and shall cause each of its Subsidiaries to, obtain, maintain and preserve and take all necessary action to timely renew all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business.

3.	Unless otherwise determined by the Managing Member, the LLP shall, and shall cause each of its Subsidiaries to, (a) maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, (b) maintain insurance with financially sound, responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is carried by any Governmental Entity having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated, and (c) maintain and preserve all its intellectual property which is necessary in the proper conduct of its business.

4.	The LLP shall, and shall cause each of its Subsidiaries to, pay, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have previously been set aside for the payment thereof in accordance with GAAP.

5.	The LLP shall notify the Managing Member promptly (and in any event within five Business Days) after (a) discovery by the LLP or any of its Subsidiaries of the occurrence of (i) any material default under any material agreement to which the LLP or such Subsidiary is a party, (ii) any condition or event that could reasonably be expected to result in any material liability to the LLP or such Subsidiary under any Law relating to public health and safety, worker health and safety or pollution or protection of the environment, or (iii) any other material adverse change, event or circumstance affecting the LLP or such Subsidiary (including the filing of any material litigation against the LLP or such Subsidiary or the existence of any dispute with any Person that involves any likelihood of such litigation being commenced), or (b) receipt by the LLP or any of its Subsidiaries of any report, management letter or other detailed information concerning material aspects of the LLP’s or such Subsidiary’s operations or financial affairs given to the LLP or such Subsidiary by any independent auditor.

C-1

EXHIBIT D

ENVIRONMENTAL GUIDELINES

1.	Written environmental management guidelines for the LLP and its Subsidiaries establishing the overall environmental practices and policies of the LLP and its Subsidiaries, including an environmental policy statement, which shall be signed by the Chief Executive Officer, to ensure that the LLP and its Subsidiaries, and their respective directors, officers and employees at all times act so as to comply with all Laws relating to the environment.

D-1

EXHIBIT E

FORM OF TRANSFER INSTRUMENT

DELPHI AUTOMOTIVE LLP

Transfer of Limited Liability Partnership Interest

THIS AGREEMENT FOR TRANSFER OF LIMITED LIABILITY PARTNERSHIP INTEREST, dated as of                 , 20     (this “Agreement”), is made with respect to Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales (the “LLP”), and is by and between                                          (the “Assignor”) and                                          (the “Assignee”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Amended and Restated Limited Liability Partnership Agreement of the LLP, dated as of October 6, 2009, as may be amended from time to time (the “LLP Agreement”).

WITNESSETH:

WHEREAS, Assignor holds a limited liability partnership interest in the LLP as described in Schedule I attached hereto (the “Interest”); and

WHEREAS, on the terms and subject to the conditions of this Agreement and the LLP Agreement, Assignor desires to transfer to Assignee that portion of Assignor’s Interest as is set forth and described on Schedule I hereto (the “Transferred Interest”), and Assignee desires to acquire and accept the Transferred Interest.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Assignment; Admission as Substituted Member. Assignor hereby assigns and transfers to Assignee, and Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest to the Transferred Interest. The parties hereto acknowledge and agree that Assignee shall become a Substituted Member with respect to the Transferred Interest effective as of the Effective Time, on the terms and subject to the conditions of this Agreement and the LLP Agreement.

2.	Documents and Actions; Effective Time. The Transfer of the Transferred Interest and the admission of Assignee as a Substituted Member shall be effected pursuant to the execution and delivery of the following documents and performance of the following actions:

(i)	execution of this Agreement and delivery of same to the LLP (and/or a designee thereof);

(ii)	delivery to the LLP (or a designee thereof) of an opinion of counsel (which may be provided by counsel to the LLP), in such form as described in the LLP Agreement, unless such requirement is waived, in whole or in part, at the discretion of the Managing Member;

(iii)	delivery to the Operator (or a designee thereof) of Form LL AP01 or Form LL AP02, if required; and

(iv)	delivery to the LLP (or a designee thereof) of such documentation and information to the reasonable satisfaction of the LLP as is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the U.S. Patriot Act and the United Kingdom Money Laundering Regulations 2007, if requested to do by the LLP at its absolute discretion.

For purposes of this Agreement, the “Effective Time” shall mean the time at which the LLP or a representative thereof, after reviewing the documents described in this Section 2, admits Assignee as a Substituted Member with respect to the Transferred Interest. Following the Effective Time, the Schedule of Members will be updated to reflect the Transfer of the Transferred Interest contemplated by this Agreement.

3.	Acceptance by Assignee of LLP Agreement. With effect from the Effective Time, Assignee hereby assumes and agrees to be bound by the terms and conditions of the LLP Agreement as a Substituted Member with respect to the Transferred Interest and assumes the performance of all of the covenants and obligations of Assignor under the LLP Agreement as a Substituted Member with respect to the Transferred Interest, all with the same force and effect as if Assignee had signed the LLP Agreement originally.

4.	Representations and Warranties.

a)	General Representations. Assignor and Assignee each represent and warrant to the LLP with respect to itself that (i) any waivers, consents or approvals from any third Person (including any Governmental Entity) that may be necessary in connection with the proposed Transfer and the admission of Assignee as a Substitute Member have been obtained, (ii) that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and will not violate any applicable law or regulation and they require no action by or in respect of, or filing with, any governmental body, self regulatory organization, agency or official, and (iii) to the Assignor and Assignee’s knowledge, the Transfer shall not have a material adverse effect on the LLP as a result of any requirement of applicable Law in connection with or as a result of such Transfer.

b)

Assignor Representations. Assignor represents and warrants to the LLP that the Transfer of the Transferred Interest by Assignor is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Neither Assignor nor any person acting on behalf of Assignor has offered or sold any of the Transferred

Interest by any form of general solicitation or general advertising. Assignor represents and warrants that it is the owner of the Transferred Interest and that such Transferred Interest is free of all liens or encumbrances other than those provided for in the LLP Agreement.

c)	Assignee Representations. Assignee represents and warrants to the LLP and agrees that:

(i)	Assignee is not a Competitor of the LLP (as defined in Section 1.1 of the LLP Agreement).

(ii)	Securities Law Status — (1) Assignee is acquiring the Transferred Interest for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state or foreign securities laws; (2) Assignee understands that the Transferred Interest will not be registered under the Securities Act or other applicable federal or state, domestic or foreign securities laws and must be held indefinitely unless subsequently registered under the Securities Act and any other applicable federal or state, domestic or foreign securities laws or unless an exemption from such registration becomes or is available; (3) Assignee acknowledges and understands that no federal or state agency has passed upon the Transferred Interests or made any finding or determination as to the fairness of the terms of its investment; (4) Assignee is an “accredited investor”, as defined under Rule 501(a) promulgated under the Securities Act; (5) Assignee has received and reviewed all information necessary to make an investment decision with respect to the Transferred Interest; (6) Assignee acknowledges that there are restrictions on the Transfer of the Transferred Interest under the LLP Agreement; (7) Assignee has read and is familiar with the LLP Agreement and hereby assumes all duties and obligations of Assignor as a Substituted Member with respect to the Transferred Interest; (8) Assignee has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Transferred Interest; (9) Assignee is able to bear the risk of an investment in the Transferred Interest, has the capacity to protect its own interests in connection with the Transferred Interest and can afford the complete loss of an investment in the Transferred Interest and (10) Assignee is aware that there is no established market for the Interests and no guarantee that a market for the Transferred Interest will develop or, if a market develops, that it will provide adequate liquidity.

(iii)	Tax Forms — Assignee agrees to provide the LLP with the correct form of United States Internal Revenue Service Form W-8 or any successor form thereto, or any other similar form that the LLP may require of such Assignee.

5.	Survival of Agreements, Representations and Warranties. All agreements, representations and warranties contained herein or made in writing by or on behalf of Assignor or Assignee in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by any party hereto or on its behalf, and the Transfer of the Transferred Interest pursuant to this Agreement and payment therefor, if any.

6.	Third Party Beneficiary. The parties agree and acknowledge that the LLP is an intended third party beneficiary of this Agreement. Assignor and Assignee further agree and acknowledge that the counsel referred to in Section 2(ii) may rely upon the representations, warranties and agreements of Assignor and Assignee contained in Section 4 in connection with its opinion.

7.	Amendments. This Agreement or any term hereof may not be amended or waived except with the written consent of Assignor, Assignee and, the LLP.

8.	Joint Ownership. If any of the Assignor or Assignee (each an “Undersigned”) is a natural person (and not an entity) and if this Agreement is signed by or on behalf of a joint owner, then (i) all references herein to such Undersigned shall be deemed to mean such Undersigned and each joint owner, and (ii) all acknowledgements, understandings, agreements, representations and warranties made by or on behalf of such Undersigned in this Agreement shall be deemed, mutatis mutandis, to have been made by such Undersigned and each joint owner jointly and severally.

9.	General. This Agreement: (i) shall be binding upon and will inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns whether so expressed or not; (ii) shall be governed, construed and enforced in accordance with the laws of the State of Delaware; and (iii) shall survive the admission of Assignee as a Substituted Member of the LLP. This Agreement may be executed and delivered in counterparts (including by PDF or facsimile transmission), each of which will be deemed an original.

[Signature Page to Follow]

DELPHI AUTOMOTIVE LLP

Signature Page

for

Agreement for Transfer of Limited Liability Partnership Interest

IN WITNESS WHEREOF, the undersigned have executed this Agreement for Transfer of Limited Liability Partnership Interest as of the date first above written.

ASSIGNOR:

By:

Name:
Title:

ASSIGNEE:

By:

Name:

Title:

Schedule I

DELPHI AUTOMOTIVE LLP

Transfer of Limited Liability Partnership Interest

A.	Interest (Include Total Number of Membership Interests Held as of Date Hereof)

             Class      Membership Interests

B.	Transferred Interest (Include Number of Membership Interests Being Transferred to Assignee Hereunder)

             Class      Membership Interests

B.	Assignee Information -

Name of Assignee:

Name and Title of Authorized Signatories:

Federal Tax I.D. Number:

Tax Residence:

Tax Year End Date:

Principal Business Address:

Telephone Number:

Facsimile Number:

E-Mail Address: